Exhibit 10.15

LEASE AGREEMENT

BY AND BETWEEN

THE METROPOLITAN

NASHVILLE AIRPORT AUTHORITY

AND

SKY HARBOUR, LLC

DATED AS OF January 22, 2020

FORCE MAJEURE	44
INTEREST AND OTHER CHARGES	44
GOVERNMENTAL REQUIREMENTS	44
EASEMENTS	44
BROKERS	45
RECORD RETENTION AND RIGHT TO AUDIT	45
SURVIVAL OF PROVISIONS	45
AUTHORITY TO EXECUTE	45

EXHIBITS

EXHIBIT A - DEPICTION OF OVERALL PREMISES

EXHIBIT B - RENT ANALYSIS

EXHIBIT C - LETTER OF CREDIT

EXHIBIT D - SURVEYOR’S CERTIFICATE

EXHIBIT E - TITLE VI

EXHIBIT F - INSURANCE DURING CONSTRUCTION PHASE

LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”) is made and entered into as of January 22, 2020 (the “Effective Date”), by and between THE METROPOLITAN NASHVILLE AIRPORT AUTHORITY, a public corporation existing under the laws of the State of Tennessee (the “Authority” or the “Landlord”), and SKY HARBOUR, LLC, a Delaware corporation authorized to do business in the State of Tennessee (“Sky Harbour” or the “Tenant”).

WITNESSETH:

WHEREAS, Authority is the owner and operator of the Nashville International Airport, located in Nashville, Davidson County, Tennessee, hereinafter referred to as “the Airport"; and

WHEREAS, Tenant desires to lease land (the “Premises”) and the existing building commonly known as Hangar 14 (the “Building Premises”), collectively, (the “Overall Premises”), and to develop additional aircraft hangars for lease at the Airport; and

WHEREAS, Tenant will construct additional buildings and improvements as defined in Article IV of this Lease, in accordance with the requirements therein, and to operate such improvements at its sole cost and expense, including a new premium box hangar campus at the Airport, as more fully depicted on Exhibit A; and,

WHEREAS, it is the intent of Authority to grant, demise and let unto Tenant, and Tenant intends to lease, accept and rent from Authority, the above referenced property and improvements;

NOW, THEREFORE, for and in consideration of the premises, benefits, covenants and agreements contained herein, and in consideration of the rents to be paid to Authority, Authority does hereby lease the Overall Premises to Tenant on the following terms and conditions:

ARTICLE I

DEFINITIONS

For purposes of this Lease, the following terms are defined as follows, unless the context clearly indicates otherwise:

1.	“Additional Rent” shall mean any monies owed to Landlord, by Tenant, not including Annual Rent.

2.

“Affiliate” or “Subsidiary” as referenced in Article XIX., means a corporation, limited liability company, partnership or other entity that Controls, is Controlled by or is under common Control with Tenant, either directly or through one or more intermediaries; the term "Control" and its correlatives (Controls and Controlled) having ownership of more than fifty percent (50%) of the voting stock or voting equity of the subject entity.

3.	“Aircraft” shall have the meaning set forth in Article XXVI. hereof.

4.	“Airport” shall have the meaning set forth in the first recital paragraph hereof.

5.	“Applicable Laws” shall have the meaning set forth in Article VI.F. hereof.

6.	“Approved Leasehold Mortgage” shall have the meaning set forth in Article XXXIV.A. hereof.

7.	“Approved Leasehold Mortgagee” shall have the meaning set forth in Article XXXIV.A. hereof.

8.

“Aboveground Storage Tank (AST)” as referenced in Article X.B.6, shall mean an aboveground storage tank system, inclusive of tanks, piping and all other equipment or devices used in the operation of the system.

9.	“Authority” shall have the meaning set forth in the introductory paragraph hereof.

10.	“Auto Coverage” shall have the meaning set forth in Article XVI.B. hereof.

11.	“Award” shall have the meaning set forth in Article XVIII.E. hereof.

12.	“Annual Rent” shall have the meaning set forth in Article III.A. hereof.

13.	“As-Built Survey” shall have the meaning set forth in Article V. hereof.

14.

“Best Management Practices (“BMPs”) as referenced in Article X.B(9), means schedules of activities, prohibitions of practices, maintenance procedures, and other management practices to prevent or reduce the pollution of “waters of the United States.” BMPs also include treatment requirements, operating procedures, and practices to control plant site runoff, spillage or leaks, sludge or waste disposal, or drainage from raw material storage.

15.	“Building Premises Rent” shall have the meaning set forth in Article III.A. hereof.

16.	“Business Day” shall have the meaning set forth in Article XX. hereof.

17.	“CAGL Coverage” shall have the meaning set forth in Article XVI.A. hereof.

18.

“Initial Capital Improvements” as referenced in Article IV., shall mean any and all improvements permanently affixed to the Overall Premises involving an expenditure of Ten Thousand Dollars ($10,000.00) or more and having a useful life expectancy of more than twelve (12) months.

19.	“Cash Deposit” shall have the meaning set forth in Article III.E. hereof.

20.	“Claims” shall have the meaning set forth in Article XV. hereof.

21.	“Condemning Party” shall have the meaning set forth in Article XVIII.B. hereof.

22.	“Effective Date” shall have the meaning set forth in the introductory paragraph hereof.

23.	“Environmental Laws” shall have the meaning set forth in Article X.A.(4) hereof.

24.	“Event of Default” shall have the meaning set forth in Article XX.A. hereof.

25.	“Extension Option” shall have the meaning set forth in Article II.B

26.	“Extension Term” shall have the meaning set forth in Article II.B

27.	“Federal Aviation Administration (FAA)” shall have the meaning set forth in Article VI.F. hereof.

28.	“FAA Regulations” shall have the meaning set forth in Article XXVI.A. hereof.

29.	“Fair Market Value (FMV)” as it relates to Rent shall mean the price the property would lease for on the open market at similar airports throughout the region or state.

30.	“Federal Aviation Act” shall have the meaning set forth in Article XXXVI.B. hereof.

31.

“Force Majeure Event” shall mean an extraordinary event beyond the control of the parties, such as a war, strike, riot, crime, or an “act of God”, such as a hurricane, flooding or earthquake, labor disputes, civil commotion, governmental regulations or controls, fire or other casualty, or acts or omissions of the other party which prevents one or both parties from fulfilling their obligations under this Lease.

32.	“Fuel Fee” shall have the meaning set forth in Article III.G. hereof.

33.	“Governmental Authority” shall have the meaning set forth in Article VI.F. hereof.

34.	“Hazardous Wastes” shall have the meaning set forth in Article X.A.(1) hereof.

35.	“Hazardous Materials” shall have the meaning set forth in Article X.A.(3) hereof.

36.	“Improved Land” means any and all portions of the Premises having been improved for the movement or parking of aircraft, automobiles or the construction of buildings and facilities.

37.	“Indemnified Party” shall have the meaning set forth in Article XV.A. hereof.

38.	“Initial Improvements” shall have the meaning set forth in Article IV.A. hereof.

39.	“Initial Improvement Construction Period” shall have the meaning set forth in Article IV.A. hereof.

40.	“Initial Term” shall have the meaning set forth in Article II.A. hereof.

41.	“Insurance Coverages” shall have the meaning set forth in Article XVI.G. hereof.

42.	“Interest Rate” shall have the meaning set forth in Article X.D. hereof.

43.	“Late Fee” shall have the meaning set forth in Article III.A. hereof.

44.	“Lease” shall have the meaning set forth in the introductory paragraph.

45.	“Lease Year” shall mean the 12-month period beginning on the Effective Date of this Lease and each annual anniversary thereof.

46.	“Letter of Credit” shall have the meaning set forth in Article III.E. hereof.

47.	“Minimum Capital Improvement Expenditure” shall have the meaning set forth in Article IV.A. hereof.

48.	“Minimum Rating” shall have the meaning set forth in Article XVI.J. hereof.

49.	“Minimum Standards” shall have the meaning set forth in Article VI.B.11. hereof.

50.	“Notice” shall have the meaning set forth in Article XXIII hereof.

51.	“National Pollution Discharge Elimination System Program (NPDES)” shall have the meaning set forth in Article X.B.(7) hereof.

52.	“Order” shall have the meaning set forth in Article X.B.(5) hereof.

53.	“Pavement Condition Index (PCI)” shall have the meaning set forth in Article VIII.B. hereof.

54.	“PC Coverage” shall have the meaning set forth in Article XVI.E. hereof.

55.	“Permitted Use” shall have the meaning set forth in Article VI.A. hereof.

56.	“Person” shall mean a natural person, corporation, partnership, trust, joint venture, association, limited liability company or other entity.

57.	“Pollution Coverage” shall have the meaning set forth in Article XVI.D. hereof.

58.

“Premises”, “Building Premises”, and “Overall Premises”, shall have the meanings set forth in the second recital paragraph hereof and shall include all unimproved and improved property, now existing or as may be constructed during the Term of this Lease, on, in or under the leasehold area as depicted on Exhibit “A”, of this Lease Agreement between Authority and Tenant.

59.	“Premises Rent” shall have the meaning set forth in Article III.A. hereof.

60.	“Prohibited Use” shall have the meaning set forth in Article VI.B. hereof.

61.	“Property Condition Assessment (PCA)” shall have the meaning set forth in Article VIII.B. hereof.

62.	“Rating Service” shall have the meaning set forth in Article XVI.J. hereof.

63.	“Releasing Parties” shall have the meaning set forth in Article XXVI.D. hereof.

64.	“Rent” shall have the meaning set forth in Article III.A. hereof.

65.	“Rent Adjustment Date” shall have the meaning set forth in Article III.A. hereof.

66.	“Rules and Regulations” shall have the meaning set forth in Article VI.A. hereof.

67.	“Second Extension Option” shall have the meaning set forth in Article II.C

68.	“Second Extension Term” shall have the meaning set forth in Article II.C

69.	“Security” shall have the meaning set forth in Article III.E. hereof.

70.	“Tenant” shall have the meaning set forth in the introductory paragraph hereof.

71.	“Term” shall have the meaning set forth in Article II.B&C. hereof.

72.	“Toxic Substances” shall have the meaning set forth in Article X.A.(2) hereof.

73.	“Trade Fixtures” shall have the meaning set forth in Article XI hereof.

74.	“Transportation Security Administration (TSA)” shall have the meaning set forth in Article VI.F. hereof.

75.	“Umbrella Coverage” shall have the meaning set forth in Article XVI.F. hereof.

76.	“Unimproved Land” shall mean all portions of the Leased Premises not having been improved for the movement or parking of aircraft, automobiles, or the construction of buildings or other facilities.

77.

 “Underground Storage Tank (UST)” as referenced in Article X.B.6, means underground storage tank systems which include the tanks, piping and all other equipment or devices that are used in the system’s operation.

78.	“WC Coverage” shall have the meaning set forth in Article XVI.C. hereof.

ARTICLE II

TERM

A.

Initial Term.  Subject to the earlier termination of this Lease as permitted by the terms hereof, the initial term of this Lease (the “Initial Term”) shall commence on the Effective Date and shall expire at 11:59 P.M. Central Time, on January 21, 2060, subject to extensions set forth below.

B.

Extension Option. Provided that Tenant is not then in default hereunder beyond any applicable cure period, at the expiration of the Initial Term, Tenant shall have one (1) option (the “Extension Option”) to extend the Term of the Lease for an additional period of five (5) years (the “Extension Term”). Tenant shall exercise the Extension Option by giving Authority advance written notice no later than twelve (12) months prior to the expiration of the Initial Term. Upon Tenant’s exercise of the Extension Option, the Term shall be extended automatically for a period of five (5) years from the expiration date of the Initial Term. Unless otherwise agreed to in writing by the parties, Tenant’s option to extend the Initial Term must be exercised for all of the Overall Premises. Unless otherwise agreed to in writing, in such Extension Term, all of the terms and provisions of this Lease shall be in full force and effect. The Initial Term, and any Extension Term are collectively referred to herein as the “Term”. An appraisal (pursuant to Article III, Section D hereunder) of the Overall Premises shall be performed no later than two hundred seventy (270) days in advance of the end of the Initial Term to establish Fair Market Value rent of the Overall Premises to be effective immediately upon the beginning of the Extension Option.

C.

Second Extension Option. At the end of the Extension Term, provided that Tenant is not then in default hereunder, Tenant shall have one (1) additional option (the “Second Extension Option”) to extend the Term for an additional period of 5 years (the “Second Extension Term”). Tenant shall exercise the Second Extension Option by giving Authority advance written notice no later than twelve (12) months prior to the date of the expiration of the Extension Term. Upon Tenant’s exercise of the Second Extension Option, the Extension Term shall be extended automatically for a period of five (5) years from the expiration date of the Extension Term. Unless otherwise agreed to in writing by the parties, Tenant’s option to extend the Extension Term must be exercised for all of the Overall Premises. Unless otherwise agreed to in writing, in such Extension Term, all of the terms and provisions of this Lease shall be in full force and effect.

ARTICLE III

RENT AND SECURITY

A.

Beginning on the Effective Date of this Lease, and on the first day of each month thereafter, for an initial period of twelve (12) months, Tenant shall pay rent for the Building Premises (the “Building Premises Rent”). Beginning one (1) year from Effective Date (unless Tenant’s commencement of construction is significantly delayed due to the actions or omissions of the Authority, in which case rent for the Premises (the “Premises Rent”) shall commence when Tenant receives a Certificate of Occupancy), and for each of the Lease Years following (the “Rent Adjustment Date”) during the Term of this Lease, Tenant shall pay the Building Premises Rent, and the Premises Rent, (collectively known as the “Annual Rent” or “Rent”), which are payable in equal monthly installments in advance, and in advance on the first day of the month, as set forth in Exhibit B, attached hereto and made a part hereof, subject to the provisions of Article IV and Article V of this Lease. Time is of the essence in the performance of all of Tenant’s and Landlord’s obligations hereunder. If any Rent or any other amounts owed by Tenant to Landlord hereunder is not paid within fifteen (15) days following the due date, Landlord may, in its sole discretion, impose on Tenant a late charge equal to five percent (5%) of the outstanding amount (the “Late Fee”) and the Late Fee shall become due and payable from Tenant to Landlord with the next monthly rental installment.

B.

On the Effective Date, the Building Premises Rent shall be $5.00 per square feet, based on an initial agreed-upon square footage of 27,202 square feet subject to re-measurement in accordance with BOMA and this Lease and, except for an appraisal year when the Rent shall adjust in accordance with Article III(D), increasing annually at a rate of 2% as shown on the chart contained in Exhibit B.

C.

On the Rent Adjustment Date, the Premises Rent (which shall be defined as all of the ground area including the ground area under Hangar 14) shall be $0.65 per square foot, based on an initial agreed square footage of 686,070 square feet subject to re-measurement in accordance with BOMA and this Lease and, except for an appraisal year when the Rent shall adjust in accordance with Article III(D), increasing annually at a rate of 2% annually as shown on the chart contained in Exhibit B.

D.

On the tenth anniversary of the Rent Adjustment Date and every ten years afterward (the “Ten Year Rent Adjustment Date”), the Rent shall be adjusted (“Appraised Rent”) based on an appraisal (which appraisal process shall commence at least six months prior to Ten Year Rent Adjustment Date), which shall be conducted in conformity with the Uniform Standards of Professional Appraisal Practice (USPAP) and FAA requirements for aeronautical property by determining fair market value rates by comparing the ground lease and hangar on a consolidated basis to other aeronautical property serving the same function at similar airports throughout the region or state. If Tenant disagrees with the Authority’s appraisal, it may engage at its own cost and expense, an experienced aeronautical appraiser to conduct its own appraisal. If there are any differences in the outcome of the two appraisals, the results shall be averaged and the average rentals per square foot shall govern for the next ten year period. In no event shall any increase in the Appraised Rent be greater than four percent (4%) over the prior year’s Rent, nor shall the Rent decrease from the prior year’s rent.

E.

As security for Tenant’s full, faithful and prompt performance of and compliance with all covenants, terms and conditions of this Lease on the part of Tenant, Tenant shall deposit with Authority the following (the “Security”) prior to the commencement of construction: (i) a cash deposit (the “Cash Deposit”) in an amount of seventy-five thousand dollars ($75,000.00), or (ii) a stand-by, irrevocable letter of credit payable in Nashville, Tennessee (the “Letter of Credit”), with an expiration date which is at least one year after the date of issuance thereof, for the benefit of Authority, in the form of Exhibit C to this Lease, in a stated principal amount that is not less than an amount of seventy-five thousand dollars ($75,000.00), and issued by a national banking association or state-chartered bank subject to examination by federal authority of the United States of America, of good standing and having a combined capital and surplus aggregating not less than Five Hundred Million Dollars ($500,000,000). In the event that Tenant provides a Letter of Credit hereunder, Tenant shall provide to Authority, not less than thirty (30) days prior to the expiration date of such Letter of Credit, a replacement Letter of Credit which meets the requirements of this Article III.B.  The Security shall remain on deposit with Authority throughout the Term, and, in addition to any and all other remedies available to it hereunder or otherwise, Authority shall have the right, at its sole option and at any time, to use the Security or any part thereof in whole or partial satisfaction of any amounts then due to Authority under the terms of this Lease. If a Letter of Credit constitutes the Security, then Authority shall have the right to draw upon the entire stated amount of such Letter of Credit in the event of a draw thereon and to hold and apply any proceeds of such draw in excess of amounts then due to Authority as a Cash Deposit hereunder. Tenant hereby agrees to the deposit of any such excess proceeds with Authority. In the event of the application of any of the Security to amounts due to Authority from Tenant hereunder, Tenant shall, within ten days after such application of all or a portion of the Security, restore the Cash Deposit to the amount required hereunder or cause a replacement Letter of Credit that meets the requirements of this Article III.B. to be issued for the benefit of Authority in the original stated amount of the Letter of Credit upon which Authority has drawn, as applicable (and, upon receipt of such replacement Letter of Credit, Authority shall refund to Tenant the amount of any excess proceeds of the prior Letter of Credit then held by Authority). Authority shall have no obligation to draw upon or apply any of the Security, and neither the existence of such right nor the holding of the Security itself shall cure any default or breach on the part of Tenant under this Lease. Within 30 days after the expiration of the Term or the earlier termination thereof, Authority will return the Security to Tenant, less any amounts then due from Tenant to Authority under this Lease. Tenant hereby waives any right to any interest which may be earned or accrued on the Security during the Term and agrees that, in the case of a Cash Deposit, Authority shall have no obligation to hold such Cash Deposit in a segregated account and Authority may commingle such Cash Deposit with its other funds.

F.

This Lease is a net lease and it is the intention of the parties that, except as otherwise provided or limited by the specific provisions of this Lease, Tenant shall be responsible for all costs and expenses pertaining to the improvement, maintenance, repair and operation of the Overall Premises incurred during the Term. Any present or future law to the contrary notwithstanding, except as otherwise specifically provided in this Lease, shall Tenant not be entitled to any abatement, reduction, set-off, counterclaim, defense or deduction with respect to any Rent, nor shall the obligations of Tenant hereunder be affected by reason of any damage to or destruction of the Overall Premises, except as provided in Article XVII. hereof, or by any taking of the Overall Premises or any part thereof by condemnation, except as provided in Article XVIII. hereof.

G.

In the event that Tenant sells or dispenses fuel and lubricants to sub-tenants directly, Tenant further agrees to pay Authority a fuel flowage fee per gallon no greater than the flowage fee imposed on fixed base operators, as may be established by Authority from time to time (the “Fuel Fee”) on all fuels and oils sold, dispensed or consumed from, on or about the Premises. On or before the tenth day of each month, Tenant shall furnish Authority a written statement certifying the gross revenues of Tenant derived from Tenant’s fuel and oil sales for the immediately preceding month that is accompanied by a full payment of the Fuel Fee due to Authority for such month.

ARTICLE IV

RIGHT AND OBLIGATION TO MAKE IMPROVEMENTS

A.

In addition to Tenant’s obligation to repair and maintain the Overall Premises as set forth in Article VIII of this Lease, Tenant hereby agrees to invest a minimum of $17,000,000.00, (the “Minimum Capital Improvement Expenditure”), in capital improvements to the Premises (the “Initial Improvements”) as set forth in Article IV of this Lease as show on Exhibit A including approximately 130,000 square feet of new hangar space and approximately 200,000 square feet of new or improved ramp/apron space to accommodate at least Group II aircraft within twenty-four (24) months from the date that Tenant shall have received all construction permits (the “Initial Improvement Construction Period”). The Initial Improvements shall consist of hard costs and soft costs of up to twenty-five percent (25%), inclusive of architectural and design expenses, permitting, engineering, project management and professional fees. In the event that Tenant expends less than the Minimum Improvement Capital Expenditure for construction of the Initial Improvements, Tenant shall pay the difference between the Minimum Capital Improvement Expenditure and the amount actually expended by Tenant for construction of the Initial Improvements as additional rent hereunder (“Additional Rent”) which shall be due and payable within 60 days after the end of the Initial Improvement Construction Period. Prior to commencement of construction of Initial Improvements, proposed site plans and design plans for the Initial Improvements shall be submitted to Authority in writing and shall be subject to Authority’s written approval and consistent with the Authority’s design standards as outlined in the Airport Improvement Request Manual which approval shall not be unreasonably delayed, conditioned or withheld. Failure by Tenant to complete the Initial Improvements as described herein within the Initial Improvement Construction Period shall constitute an Event of Default (as hereinafter defined) under this Lease. The Initial Improvement Construction Period may be extended, with Authority’s reasonable approval, due to force majeure or for other reasons as long as Tenant is diligently pursuing completion of the Initial Improvements in good faith.

B.

In addition to the Initial Improvements, Tenant shall have the right to install or erect additional improvements on the Overall Premises, provided however, that construction of all such improvements shall commence only after plans and specifications thereof have been submitted to and approved in writing by the Authority and which shall not be unreasonably withheld, delayed or conditioned. Any such alterations shall be without cost to the Authority within the time specified in the written approval and with the least disturbance possible to the public. All improvements made by Tenant to the Overall Premises shall be of high quality as determined by the Authority in its approval process. All charges, including installation cost, meter deposits and all service charges for water, electricity and other utility services to and within the Overall Premises shall be paid by Tenant. All improvements and equipment constructed or installed by Tenant, its agents, or contractors, including the plans and specifications shall conform to all applicable statutes, ordinances, building codes, rules and regulations, and the Airport Improvement Request Manual.

C.	No work or construction shall commence until written approval from the Authority is received and the plans are stamped "Approved".

D.

The Authority shall either approve or disapprove the plans and/or specifications submitted by Tenant. The approval by the Authority of any plans and specifications refers only to the conformity of such plans and specifications for the Overall Premises to existing improvements at the Airport and such approval shall be diligently commenced and not be unreasonably withheld, conditioned or delayed. Such plans and specifications are not approved for architectural or engineering design or compliance with applicable laws or codes, and the Authority, by approving such plans and specifications, assumes no liability or responsibility for any defect in any structure or improvement constructed according to such plans and specifications. The Authority reserves the right to reject any designs submitted, and shall state the reasons for such action.

E.	In the event of rejection by the Authority, Tenant shall submit necessary modifications and revisions.

F.

No material changes or alterations shall be made to said plans and specifications after approval by the Authority without the prior written approval of the Authority, which approval shall not be unreasonably withheld, conditioned or delayed. No structural alterations or improvements shall be made to or upon the Leased Premises without the prior written approval of the Authority. Final copies of the plans for all improvements or subsequent changes therein or alterations thereof to the Overall Premises shall be signed by Tenant and submitted to the Authority within 30 days following completion of the project. Notwithstanding the foregoing, Tenant shall have the right to make interior changes or alterations which are non-structural, and which do not affect the mechanical, electrical or plumbing systems in the Overall Premises without the Authority’s approval or consent. Examples of allowable improvements include painting, installation of detached furniture, furniture attached to walls, carpet replacement to match existing, ceiling tile replacement to match existing, and appliance replacements to match existing.

G.

All improvements made to the Premises and additions and alterations thereto made to the Premises by Tenant shall be and remain the property of Tenant until the expiration of the Initial Term of this Agreement or upon termination of this Agreement (whether by expiration of the term, termination, forfeiture, or otherwise), whichever first occurs; at which time the said improvements shall become the property of Authority, provided, however, that any trade fixtures, signs and other personal property of Tenant or any subtenant not permanently affixed to the Overall Premises shall remain the property of Tenant or its subtenant and shall so remain unless Tenant shall fail within 10 days following the termination of this Agreement to remove its trade fixtures, signs and other personal property of Tenant not permanently affixed to the Overall Premises in which event, at the option of Authority, title to same shall vest in Authority, at no cost to Authority, or Authority may elect to exercise its rights as set forth in Article XX of this Agreement. Upon expiration, or earlier termination, of this Agreement, the Authority reserves the right, at its sole discretion, to require that Tenant remove, at its sole cost and expense, any and all improvements Tenant has made to the Overall Premises which Tenant has performed without the consent of the Authority.

H.

Tenant shall not remove or demolish, in whole or in part, any improvements upon the Overall Premises without the prior written consent of the Authority, which may be conditioned upon the obligation of Tenant to replace the same by an improvement specified in such consent.

I.	Tenant shall be responsible for making repairs at its sole expense for any damage resulting from the removal by Tenant of its furniture, trade fixtures, or other personal property.

J.	Tenant shall be responsible for maintaining the Overall Premises in a first-class condition as determined by the Authority, updating the Overall Premises as needed, as set forth in Article VIII.

ARTICLE V

SURVEY

Upon completion of new Initial Capital Improvements constructed by Tenant subsequent to the Effective Date of this Lease, Tenant, at Tenant’s sole cost and expense, shall cause an as-built survey (the “As-Built Survey”) to be prepared by a licensed surveyor, satisfactory to both parties, reflecting an accurate metes and bounds description of the Overall Premises based on BOMA standards depicted on Exhibit B, setting forth the acreage and square footage of the Overall Premises, and the location and square footage of Minimum Improvement Capital Expenditure constructed on the Premises. Tenant shall provide copies, in the quantity and formats reasonably requested by the Authority, of “as built" construction drawings of any and all improvements made to the Premises within sixty (60) days of completion of the Initial Capital Improvements.

ARTICLE VI

USE OF PREMISES

A.

Permitted Use. Authority makes no representations or warranties, either express or implied, as to the condition of the Overall Premises or the suitability of the Overall Premises for the use intended by Tenant. Subject to the Authority’s obligations under Article VIII.F., Tenant takes the Overall Premises in an "as is" condition, and accepts their suitability and sufficiency for Tenant's intended use. During the Term of this Lease, and subject to Tenant’s obligations hereunder, Tenant shall have the right, on a non-exclusive basis, except as specifically restricted in Article VI.B. below, to perform at and provide from the Overall Premises the sub-leasing of hangar storage space, including office and maintenance space (the “Permitted Use”), pursuant to the terms and conditions of Authority’s Aeronautical Service Operator Rules and Regulations (the “Rules and Regulations”), incorporated by reference herein and made a part hereof. In addition to amendments, modifications and supplements adopted by Authority from time to time, the Rules and Regulations shall be deemed automatically amended by any subsequent change to Applicable Laws. Subject to the terms and conditions of Authority’s Rules and Regulations, the Permitted Use shall include Tenant’s right to:

(1)

Engage in the development and construction of improved space on the Premises, to include, but not limited to, hangar, office, and maintenance space, aircraft ramp/apron and taxiway easements, automobile ingress/egress and parking, and other improvements that have been approved in writing by the Authority;

(2)

Engage in the subleasing of space to others for hangar storage of aircraft or aircraft tools and equipment used by aircraft maintenance and repair shops, and for corporate or private aircraft operating functions including office rental;

(3)

Engage a third party to sell or dispense aircraft fuel and lubricants to its sub-tenants, and have the option to sell or dispense fuel and lubricants to sub-tenants directly, subject to the provision in Article III.D., provided that any fuel farm or fuel facility on the Overall Premises has been approved in writing by the Authority, and is in compliance with all applicable laws and regulations. Under no circumstances shall Tenant have the right to sell or dispense fuel to any person or entity that is not a sub-tenant of Tenant.

(4)	Access to the Overall Premises shall be twenty-four (24) hours per day, 365 days per year, except as limited in accordance with other provisions in this Lease.

B.

Prohibited Use. Without Authority’s prior written consent, which Authority may grant or withhold in Authority’s sole and absolute discretion, the Overall Premises shall not be used for any purpose (the “Prohibited Use”) other than the sub-leasing of hangar storage space, including office and maintenance space, and the offering of related services in compliance with Authority’s Rules and Regulations, including the fueling of Tenant’s Subtenants. By way of example, but not by way of limitation, Tenant is specifically prohibited from:

(1)	Performing any of the activities permitted under Article VI.A. above at a location on the Airport other than the Overall Premises, unless such activity is at the request of the Authority;

(2)

Performing any business on the Overall Premises that is in direct competition with other tenants, lessees or concessionaires of Authority, other than tenants possessing the same or similar rights of use of the Airport;

(3)

The operation of a restaurant, café or dining business or facility (other than a snack or coffee bar or providing a break room for the sole use of Tenant or its subtenants' and/or licensor’s employees, guests, staff, independent contractors, agents or other invitees using the Overall Premises);

(4)

The furnishing of any food (other than a snack or coffee bar or providing a break room for the sole use of Tenant's or its subtenants' and/or licensor’s employees, guests, staff, independent contractors, agents or other invitees using the Overall Premises, or the storage of food and beverages meant to be consumed on-board sub-tenant aircraft);

(5)

The renting or leasing of automobiles in connection with the operation of an automobile rental business, unless such activity is provided through an agreement with one of the Airport’s automobile rental concessionaires who are under an airport concession agreement with the Authority, provided that the provision of courtesy cars to customers shall not be deemed the rental or leasing of automobiles where a fee for such use is not charged;

(6)	The provision of any fee-paid or free public parking facilities other than for Tenant's employees, pilots, agents, contractors and mechanics using the Overall Premises;

(7)	The use of any portion of the Overall Premises for residential purposes, except for temporary sleeping quarters for aircraft personnel (e.g., pilot or mechanic) using the Overall Premises;

(8)

The parking and/or ground servicing of air cargo aircraft in excess of 50,000 pounds maximum aircraft landing weight, except where advance written approval is given by Authority. Ground servicing shall mean any of those aircraft services normally provided by an airport ground service operator including, without limitation, fueling, loading and unloading of cargo, cleaning and/or refurbishing of aircraft interior or exterior;

(9)

The placement of any temporary or mobile-type structures, such as trailers used for office or storage space, in or on the Overall Premises other than those used in the initial construction, renovation, remodeling or reconstruction of improvements to the Overall Premises while such work is diligently being conducted); and

(10)

Any other uses not expressly or by implication permitted by Article VI.A. Notwithstanding the foregoing, nothing in this Article VI.B. shall be deemed or construed to limit, restrict or prohibit the rights of Tenant to conduct the Permitted Uses at, upon and within the Overall Premises.

(11)	Uses performed by FBOs as set forth in the Airport Minimum Standards (the “Minimum Standards”) unless expressly permitted under this Lease, and approved by Authority.

C.

Authority and Tenant hereby agree that the management, maintenance and operation of the Overall Premises shall at all times be under the supervision and direction of active, and qualified personnel who shall at all times be subject to the direction and control of Tenant and its employees. The actions of Tenant, and its employees, invitees, suppliers and contractors, shall be conducted in an orderly and proper manner so as not to unreasonably annoy, disturb or be offensive to others beyond that typical of a use for the Permitted Use. All employees of Tenant must conduct themselves in accordance with Tenant’s internal rules of conduct. All access and egress by vendors to and from the Overall Premises must be in compliance with all Applicable Laws, and rules and regulations of the Authority, including the requirement that all vendors be escorted by Tenant or its designee, subject to the approval of Authority.

D.

Authority and Tenant hereby agree that the breach by Tenant of any of the provisions of this Article VI. is likely to cause Authority immediate and irreparable harm for which Authority has no adequate remedy at law. Accordingly, in the event that Tenant violates, or threatens to violate, any of the provisions of this Article VI, then Authority, in addition to its other rights and remedies available hereunder or otherwise at law or in equity, shall have the right to obtain injunctive relief by way of a temporary restraining order, preliminary injunction and/or permanent injunction or otherwise, and that actual damages need not be proved as a result of any such violation for purposes of obtaining such injunctive relief, it being presumed and agreed that such actual damages exist, the exact amount of which shall be subject to proof at a final hearing on the merits and/or for a permanent injunction.

E.

Should Authority (or any successor entity) cease operation of the Airport in whole or in part for a period of no longer than 90 days that prevents Tenant from using the Overall Premises as permitted by Article VI.A. of this Lease, then Tenant may elect, in its sole discretion, to terminate this Lease at any time by providing Authority with 30 days’ prior notice, in which event Tenant shall have no further obligations under this Lease as of the date of the termination hereof. See Section XVIII (A) if cessation is more than 90 days.

F.

For purposes of this Lease, “Applicable Laws” means all present and future applicable laws, ordinances, orders, directives, rules, codes, regulations and decrees of federal, state and municipal authorities and agencies and their respective agencies, departments, authorities and commissions (individually, a “Governmental Authority”) and all present and future grant assurances provided by Authority to any Governmental Authority in connection with Authority’s ownership or operation of the Airport and all rules, regulations, policies and procedures of Authority, as the same may be amended, modified or updated from time to time, including the Rules and Regulations. For purposes of this Lease, Governmental Authorities shall specifically include Authority, The Metropolitan Government of Nashville and Davidson County, the State of Tennessee, the United States Department of Transportation, the Federal Aviation Administration (the “FAA”) and the Transportation Security Administration (the “TSA”).

G.

Authority shall have the following rights that are exercisable without notice and without liability to Tenant for damage or injury to property, person or business (all claims for any such damages or injuries being hereby waived and released, except for claims arising from the breach of this Lease or the negligence or willful misconduct of Authority and/or its employees, contractors and agents, for which Authority shall remain liable) and without effecting an eviction or disturbance of Tenant’s use or possession or giving rise to any claim for set-off against or abatement of Rent:

(1)

To approve all signage and lettering visible upon the Overall Premises; provided, such signage may only be signage for Tenant and its subtenants and such approval shall not be unreasonably withheld, conditioned or delayed.

(2)

Upon prior reasonable notice and during normal business hours to enter the Overall Premises to inspect the property and to make repairs to the property to the extent Authority is permitted or required to do so under the terms hereof; provided, any such entry shall not interfere with the operations at the Overall Premises and, if requested by Tenant, shall be accompanied by a representative of Tenant;

(3)

To adopt amend, modify, rescind or suspend any of the rules and regulations of Authority in effect from time to time and to adopt such additional rules and regulations as Authority, in Authority’s sole discretion, shall determine to be desirable for the safe, economical and efficient operation of the Airport, and Tenant agrees to comply with all such rules and regulations so long as such rules are applied uniformly and are adopted and enforced in a non-discriminatory manner;

(4)	To exercise all other rights reserved by Authority pursuant to the provisions of this Lease; and

(5)

To construct or install over, in, under or through the Overall Premises new lines, pipes, mains, wires, cables, conduits and equipment; provided, any such construction or installation shall not unreasonably interfere with the operation or use of the Overall Premises by Tenant.

ARTICLE VII

ACCESS

Subject to all Applicable Laws, Tenant shall have access to the Overall Premises twenty-four (24) hours per day, seven days a week.

ARTICLE VIII

REPAIRS AND MAINTENANCE

A.

Authority and Tenant hereby agree that this Lease is and shall be a triple net lease. During the Term, except as otherwise provided in Article VIII.F. below, Tenant, at Tenant’s sole cost and expense, shall be responsible for repairs and maintenance of the Overall Premises and shall keep and maintain all of the Overall Premises, including grassed areas, buildings, roadways, driveways, paved aircraft and automobile parking areas, landscaping, sidewalks, fencing, gates, lighting, retention ponds, drainage and utility facilities and all other improvements located on, in or under the Overall Premises, in a state of first-class condition and repair in accordance with the reasonable requirements of Authority and all Applicable Laws, and shall make all necessary repairs, replacements and renewals, whether structural or nonstructural foreseen or unforeseen and ordinary or extraordinary, in order to maintain such state of condition and repair; it being the intention of the parties that Authority shall have no liability for any of the foregoing, except to the extent of any repairs or restoration necessary as a result of a breach of this Lease or the negligence or willful misconduct of Authority and/or its employees, contractors and agents, for which Authority shall remain liable.

B.

Tenant shall be responsible for keeping the Overall Premises in a good, clean, safe and sanitary condition, reasonable wear and tear excepted. This shall include the provision of janitorial services, supplies, and trash removal.

Within ninety (90) days prior to the conclusion of every tenth (10th) Lease Year, Tenant, at Tenant’s sole cost and expense, shall hire a qualified professional, licensed within the State of Tennessee, to complete a Property Condition Assessment (“PCA”) report, inclusive of Pavement Condition Index (“PCI”) tests, to determine if conditions exist which may significantly impact the continued and efficient operation of the Overall Premises or which might significantly adversely affect the value and/or useful life of the Overall Premises. A copy of such PCA/PCI reports shall be delivered to Authority promptly upon receipt by Tenant, and shall be accompanied by a report from Tenant setting forth the items and the cost associated therewith, that have been completed within the current 10-year Lease period, as well as, the items and the estimated cost of such items intended to be accomplished in the next 10-year Lease period by Tenant in accordance with such report(s). In the event Authority should become aware of a condition which Authority determines to be an emergency, then Authority, in addition to all other remedies of Authority, may do all things necessary to effect compliance with the intent of Article VIII.A, and any and all amounts expended by Authority for such purpose shall be repayable by Tenant as Rent in the month or months during which such work is performed. Authority’s determination as to what shall constitute an emergency in this regard shall be final and conclusive.

C.	Tenant shall be responsible for paying all drainage fees imposed by The Metropolitan Government of Nashville and Davidson County for the impervious surface on the Overall Premises.

D.

It is agreed that Authority is under no obligation to furnish any utilities except as presently exist at or near the Overall Premises. Tenant may install, only upon the Authority's prior written approval, additional meters for any or all of the utilities provided to it. Tenant shall bear the full cost of any utility modifications or additional installations (including meter installations) that Tenant may require. Tenant shall submit detailed plans of any intended modifications or installations to Authority. All such modifications or installations shall have the prior written approval of the Authority before being undertaken, which approval shall not be unreasonably withheld, conditioned or delayed.

E.

Notwithstanding the foregoing to the contrary, Authority, at its sole cost and expense, shall (i) provide all airfield maintenance, which shall include runway and taxiway pavement maintenance, maintenance of all NAVAIDS, runway/taxiway and obstruction lighting and runway/taxiway marking, which shall be maintained in good condition and repair (ii) correct any defect in the initial construction of the Building Premises (including by enforcing any warranties received by the Authority in connection therewith, and (iii) restore any damage to the Overall Premises caused the negligence or willful misconduct of Authority and/or its employees, contractors and agents. Tenant shall immediately contact Authority’s Maintenance Control Dispatcher, or other designated representative, if repair or maintenance for which Authority is responsible hereunder is required. Except in an emergency, the Authority will not permit or cause any blockage into or out of the Premises.

ARTICLE IX

COMPLIANCE WITH LAWS

In its use and occupancy of the Overall Premises during the Term, Tenant, its officers, agents, servants, employees, contractors, licensees, invitees, and any other person whom Tenant controls or has the right to control shall comply with all applicable laws that are applicable to Tenant’s use and occupancy of the Overall Premises, and Tenant shall pay all costs, expenses, liabilities, losses, fines, penalties, claims and demands, including reasonable attorneys’ fees, that may in any way arise out of or be imposed because of the failure of Tenant to comply with any applicable laws.

ARTICLE X

ENVIRONMENTAL COMPLIANCE

A.	As used herein:

(1)

“Hazardous Wastes” means all waste materials subject to regulation under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. §§ 9601, et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251, et seq.; the Safe Drinking Water Act, 42 U.S.C.§§ 300f, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101, et seq.; the Clean Air Act, 42 U.S.C. §§ 7401, et seq.; the Clean Water Act, 33 U.S.C. §§ 1251, et seq.; the Tennessee Hazardous Waste Management Act, Tennessee Code Annotated §§ 68-212-101, et seq., the Tennessee Hazardous Waste Management Act of 1983, Tennessee Code Annotated §§ 68-212-201, et seq.; and the Tennessee Petroleum Underground Storage Tank Act, Tennessee Code Annotated §§ 68-215-101, et seq., all as amended, and any other materials, wastes, pollutants, oils or governmentally regulated substances or contaminants defined or designated as hazardous, radioactive, dangerous or any other similar term in or under any of the Environmental Laws.

(2)

“Toxic Substances” means and includes any materials that have been shown to have significant adverse effects on human health or which are subject to regulation under the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et seq., as amended, or any other Applicable Laws now in force or hereafter enacted relating to toxic substances. “Toxic Substances” includes asbestos, polychlorinated biphenyls (PCBs), petroleum products, lead-based paints, flammable explosives, radioactive materials and any other pollutants and any hazardous, toxic or dangerous waste, substance, material or pollutant defined as such in (or for purposes of) the Environmental Laws or listed as such by the United States Environmental Protection Agency.

(3)	“Hazardous Materials” means Hazardous Wastes and Toxic Substances, collectively.

(4)

“Environmental Laws” means and includes all current and future laws relating to Hazardous Materials together with all other Applicable Laws, and any judicial or administrative interpretations thereof, relating to health, safety or environmental matters.

B.

Tenant (including its agents, contractors, employees, and any other entities for which tenant is responsible), in its use of the Overall Premises shall comply with all federal, state, and local statutes, ordinances, regulations, rules, policies, codes, or guidelines now or hereafter in effect, as they may be amended from time to time, that govern Hazardous Materials (as defined above) or relate to the protection of human health, safety, or the environment and represents, warrants and agrees that:

(1)

It shall not give authorization or consent for any activity at or near the Overall Premises which could involve or lead to the use, manufacture, storage or disposal of any Hazardous Materials, except for (i) the types, and in the amounts, used in the ordinary course of the business of Tenant within the Overall Premises, and (ii) dangerous goods cargo that Tenant transports for its customers in the ordinary course of its business, but all such use, storage or disposal and the handling of dangerous cargo shall, at all times, be in compliance with all applicable Environmental Laws;

(2)	It shall keep the Overall Premises free and clear of any liens imposed pursuant to any applicable Environmental Laws as a result of Tenant’s use of the Overall Premises;

(3)

All licenses, permits and other governmental or regulatory actions necessary for operations that Tenant conducts at the Property to comply with Environmental Laws shall be obtained and maintained and Tenant shall ensure compliance therewith;

(4)	It shall promptly notify Authority in the event of the discovery of any Hazardous Materials on the Overall Premises not permitted hereunder or any violation of any of the Environmental Laws;

(5)

Subject to the terms of this Article X.B.(5), it will promptly forward to Authority copies of all orders, notices, permits, applications or other communications and reports (individually, an “Order”) that Tenant receives and that relate to any violation of Environmental Laws applicable to the Overall Premises or any discharge, spillage, use or discovery of any Hazardous Materials or any other matter relating to the Environmental Laws as it may affect the Overall Premises, and shall promptly comply with each such Order and remediate such violation, subject to Article X.C. hereof. In the event that an Order is subject to an attorney/client or attorney work product privilege, Tenant shall not be required to provide such Order to Authority; provided, however, that Tenant shall promptly provide the notice required under Article X.B.(4) hereof regardless of the source of such information, including an Order subject to an attorney/client or attorney work product privilege. Upon the receipt of any such notice or Order, Authority and any environmental consultant or other Person designated by Authority shall have the right, but not the obligation, to enter upon the Overall Premises at reasonable times to assess the environmental condition of the Overall Premises and its use, including conducting an environmental assessment or audit (the scope of which shall be determined in the sole and absolute discretion of the party conducting the assessment) and taking samples of soil, groundwater or other water, air or building materials; provided, however, that, (i) except in the event of an emergency, any such entry by Authority or any environmental consultant or other Person designated by Authority shall occur between the hours of 8:00 a.m. and 5:00 p.m. after not less than 48 hours prior notice to Tenant, and (ii) Authority shall repair and restore any damage to the Overall Premises resulting from such entry upon the Overall Premises by Authority or any environmental consultant or other Person designated by Authority. Tenant shall reasonably cooperate with and provide access to Authority and any environmental consultant or other Person designated by Authority;

(6)

Except as provided in Article VI (A) (3), infra, which allows Tenant to sell and dispense fuel and lubricants to Subtenants and to construct a fuel farm or facility with the Authority’s approval, it will not use or install on the Overall Premises, or permit the use or installation on the Overall Premises of, any fuel “AST” or “UST,” or equipment that is used to store or transport fuel to vehicles (non-aircraft) without the prior written consent of Authority.

(7)

Tenant acknowledges that the Overall Premises and the Airport are subject to the Clean Water Act and the National Pollution Discharge Elimination System Program (“'NPDES”) and the regulations thereunder relating to stormwater discharges under 40 CFR Part 122, as amended from time to time, for operations that occur at the Airport. Tenant further acknowledges that (a) it is familiar with the NPDES stormwater regulations; (b) it will conduct operations subject to the applicable provisions of 40 CFR Part 122, as amended from time to time; and (C) it is aware that its operations may need to be altered from time to time to ensure compliance with the NPDES permit.

(8)

Tenant acknowledges that, at all times during the term of this Agreement, it will reasonably cooperate with the Authority in complying with the Clean Water Act and the NPDES stormwater discharge permit, together with any subsequent amendments, extensions or renewals thereof. Tenant agrees to be bound by all applicable portions of such permit, amendments, extensions or renewals. The Authority and Tenant both acknowledge that their cooperation may improve compliance with any stormwater discharge permit terms and conditions and may help to reduce the cost of compliance.

(9)

Tenant acknowledges that it is to minimize the exposure of stormwater to significant materials generated, stored, handled or otherwise used by Tenant by implementing and maintaining “Best Management Practices” as defined in 40 CFR Part 122.2, as amended from time to time. If Tenant deices aircraft at the Overall Premises, Tenant agrees to provide the Authority with monthly deicing reports, including the number of aircraft deiced and the amounts of Type I and IV of propylene glycol used per day.

(10)

Tenant acknowledges that the Overall Premises and the Airport are managed to meet the applicable requirements of the Clean Water Act and, to the extent required under applicable Environmental Laws, Tenant, or its contractor, has Stormwater Pollution Prevention (SWPP) and Spill Pollution Control and Countermeasure (SPCC) Plans in place. Tenant agrees to provide copies of such plans to Authority and manage its operations to comply with applicable provisions of the Clean Water Act and the regulatory and procedural requirements within applicable SWPP and SPCC Plans.

(11)

Tenant and the Authority jointly agree that protection of the environment is a mutual goal. Tenant agrees to cooperate to the extent reasonably possible with the Authority in the development of programs to address issues of climate change, air emissions, pollution, traffic congestion, water quality and recycling. Tenant will consider deploying new technologies or best practices which are mutually beneficial in improving environmental stewardship.

C.

In making the representations, warranties and agreements set forth in Article X.B. hereof and the indemnification set forth in Article XV.D. hereof, Tenant does not undertake any obligation to remediate, or take any other action with respect to, or incur any liability for the cost of remediating or taking other action with respect to, any environmental condition affecting the Overall Premises that (i) has resulted from the migration of Hazardous Materials to the Overall Premises from off-site sources or adjacent property and is not attributable to the activities of Tenant or any of its officers, contractors, subcontractors, invitees, agents, representatives or employees or any of their respective officers, contractors, subcontractors, invitees, agents, representatives or employees, or (ii) is not attributable to the activities of Tenant or any of its officers, contractors, subcontractors, invitees, agents, representatives or employees or any of their respective officers, contractors, subcontractors, invitees, agents, representatives or employees; provided, however, that Authority and Tenant do not intend this Article X.C. to limit Authority’s right to seek contribution or cost-sharing under any applicable Environmental Laws for costs that it may incur in connection with inspections, investigations, studies, design, construction, remediation or operations or maintenance of remedial activities at, on or near the Overall Premises from parties responsible for any contamination occurring at, on or near the Overall Premises. The foregoing express right of Authority to seek contribution or cost-sharing shall in no way increase and alter Tenant’s liability as set forth elsewhere in this Lease.

D.

If Tenant shall fail to comply with any of the requirements of the Environmental Laws, Authority may, in addition to the other remedies for Tenant’s default set forth herein, at Authority’s election but without the obligation to do so, (i) give such notices, (ii) cause such work to be performed on the Overall Premises, and (iii) take any and all other actions as Authority shall deem necessary or advisable in order to abate, remove or remediate any Hazardous Materials or otherwise cure Tenant’s noncompliance, with the costs thereof to be reimbursed to Authority within 10 days of demand, together with interest thereon from the date of payment until paid at the interest rate (the “Interest Rate”) equal to the lesser of (i) the maximum lawful rate of interest permitted to be charged under Applicable Laws of Governmental Authorities or (ii) the interest rate equal to 2% per annum above the prime rate of interest as published from time to time by The Wall Street Journal.

ARTICLE XI

TRADE FIXTURES

All trade fixtures and personal property, including all machinery, furniture and furnishings and inventories now or hereafter maintained, installed or used in or about the Overall Premises by Tenant or any subtenant or licensee in connection with the trade, business or profession conducted by Tenant (the “Trade Fixtures”) shall remain the property of such Tenant, subtenant or licensee, and may be removed at any time during the Term hereof and for a period of ten (10) business days after the expiration thereof; provided, however, that notwithstanding the foregoing, Tenant shall not have any right to remove any of the Trade Fixtures (i) at any time that an Event of Default (beyond any applicable grace and cure periods) or any act or omission which, with notice or passage of time, would constitute an Event of Default (as hereinafter defined), shall have occurred and is continuing or (ii) in the event that any such removal would cause damage to the Overall Premises (unless Tenant shall repair any such damage and restore the Overall Premises to substantially the same condition as existed prior to the removal of such Trade Fixtures).

ARTICLE XII

LIENS

A.

Tenant shall not do or suffer anything to be done by which the Overall Premises, or any part thereof, may be encumbered by a lien of any kind. In the event that any mechanic’s or materialmen’s lien or other lien, purporting to be for or on account of any labor done or materials or services furnished in connection with any work on or about the Leased Premises or any part of any thereof done by, for or under the authority of Tenant, or anyone claiming by, through or under Tenant, is filed against the Overall Premises or any part of any thereof, Tenant shall commence action to discharge the same of record within ten (10) business ten days after service upon Tenant of notice of the filing thereof; provided, however, that Tenant shall have the right to remove the lien by bonding against the same in accordance with Applicable Laws and to contest any such lien; provided, further, that Tenant shall diligently prosecute any such contest, at all times effectively staying or preventing any official or judicial sale of the Overall Premises or any part of any thereof under execution or otherwise, and, if unsuccessful, Tenant shall satisfy any final judgment against Tenant adjudging or enforcing such lien or, if successful, Tenant shall obtain a record satisfaction or release thereof. In the event Tenant fails to comply with this Article XII.A., Authority, in addition to all other remedies provided herein or otherwise, shall have the right, but not the obligation, to cause the lien to be released by such means as it shall deem proper, including payment of the claim giving rise to the lien. All such sums paid by Authority and all expenses incurred by it in connection therewith, including reasonable attorneys’ fees and costs, shall be immediately payable to Authority by Tenant with interest thereon at the Interest Rate from the date of payment by Authority until Authority receives payment from Tenant. Authority shall have the right at all times to post and keep posted on the Overall Premises any notices permitted or required by law, or which Authority shall deem proper, for the protection of Authority, the Overall Premises and any other party having an interest therein from mechanic’s or materialmen’s liens.

B.

All Persons furnishing labor or materials to Tenant in connection with the Initial Improvements or any subsequent alterations or additions thereto are hereby notified that the filing of any mechanic’s or materialmen’s lien shall attach only to Tenant’s leasehold estate in the Overall Premises.

ARTICLE XIII

TAXES

A.	Tenant shall pay, not less than thirty (30) days prior to delinquency:

(1)

All taxes, assessments, levies, fees, fines, penalties and all other governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, which during the Term are imposed or levied upon or assessed against (i) the Overall Premises, (ii) any Rent (except for taxes generally classified as income or franchise taxes assessed against Authority), or (iii) this Lease, the leasehold estate hereby created or the operation, possession or use of the Overall Premises;

(2)

Any in-lieu of tax or tax equivalent charges assessed against the Overall Premises by a Governmental Authority as a result of Tenant’s leasehold interest in the Overall Premises and the exempt status of Authority; and

(3)

All gross receipts or similar taxes imposed or levied upon, assessed against or measured by Rent. To the extent Authority receives notice of, the Authority shall promptly deliver any taxes notices specifying such taxes to Tenant. If Tenant fails to pay any of the foregoing before they become delinquent, Authority, after notice to Tenant, may, but shall be under no obligation to, pay such delinquent taxes, assessments, levies, fees, fines, penalties and governmental charges, and all expenditures and costs incurred thereby shall be payable as additional rent hereunder (“Additional Rent”) within ten (10) days after such notice to Tenant with interest thereon at the Interest Rate. Tenant will furnish to Authority, promptly after demand therefor, proof of payment of all items referred to above which are payable by Tenant. If any such assessment may legally be paid in installments, Tenant may pay such assessment in installments; in such event, Tenant shall be liable only for installments that become due and payable during the Term.

B.

All ad valorem real estate taxes and personal property taxes (and in-lieu of tax or tax equivalent charges) that are assessed against the Overall Premises with respect to any portion of the Term shall be prorated for the first and last years of the Term. Tenant shall be responsible for and shall pay the portion of such taxes or charges relating to the period beginning with the Effective Date through and including the expiration or earlier termination of the Term.

ARTICLE XIV

UTILITIES

Tenant shall, at its sole cost and expense, pay for all utility services required for the operation of or furnished to or consumed on the Overall Premises during the Term, including gas, electricity, water, sewer, heat/air, internet, cable/TV services, and telephone, and all charges associated with any of the foregoing.

ARTICLE XV

INDEMNIFICATION

A.	For purposes of this Lease, the term “Indemnified Party” shall mean Authority and each of its commissioners, officers, employees, agents, representatives, successors and assigns.

B.

Tenant agrees to defend, indemnify and hold each of the Indemnified Parties harmless from and against any and all suits, losses, costs, claims, damages, demands, penalties, fines, settlements, liabilities and expenses (including reasonable attorneys’ fees, court costs and litigation expenses) (the “Claims”) arising from any defects in the Overall Premises, whether latent or obvious, and any bodily injury, death and/or property damage (including property in Tenant’s possession or under its control) arising from or relating to the Overall Premises and caused, directly or indirectly, by (i) any defect in or failure of equipment, pipes or wiring, (ii) broken glass or backing up of drains, (iii) leaking gas or water, (iv) fire or smoke, (v) the use, occupancy or condition of the Overall Premises or any part thereof, (vi) any breach by Tenant of this Lease or (vii) any negligent act or omission of Tenant or Sub-Tenant and any of Tenant’s or Sub-Tenant’s officers, contractors, subcontractors, invitees, agents, representatives or employees; provided, however, that Tenant shall have no obligation to defend, indemnify and hold an Indemnified Party harmless from and against any such suits, losses, costs, claims, damages, demands, penalties, fines, settlements, liabilities or expenses arising solely and directly from such Indemnified Party’s gross negligence or willful misconduct; provided, further, however, that the term “gross negligence” shall not include gross negligence imputed as a matter of law to such Indemnified Party by reason of an interest in the Overall Premises or Tenant’s failure to act in respect of matters which are or were the obligation of Tenant under this Lease.

C.

Tenant agrees to defend, indemnify and hold each of the Indemnified Parties harmless from and against any and all suits, losses, costs, claims, damages demands, penalties, fines, settlements, liabilities and expenses (including reasonable attorneys’ fees, court costs and litigation expenses) claimed or incurred by reason of any bodily injury, death and/or property damage arising from any intentional act of Tenant or Sub-Tenant and any of Tenant’s or Sub-Tenant’s officers, contractors, subcontractors, invitees, agents, representatives or employees of the Overall Premises that arise within the Airport.

D.

Tenant agrees to defend, indemnify and hold each of the Indemnified Parties harmless from and against any and all Claims arising from any negligent act or omission of Tenant or any of Tenant’s officers, contractors, subcontractors, invitees, agents, representatives or employees relating to (i) any investigation, monitoring, clean-up, containment, removal, storage or restoration work performed by Authority or a third party with respect to the use or placement of Hazardous Materials (of whatever kind or nature, known or unknown) on the Overall Premises or any other areas; (ii) any actual, threatened or alleged contamination by Hazardous Materials on the Overall Premises or any other areas; (iii) the disposal, release or threatened release of Hazardous Materials on the Overall Premises or any other areas that is on, from or affects the soil, air, water, vegetation, buildings, personal property, persons or otherwise; or (iv) any violation of any applicable Environmental Laws.

E.

Tenant agrees to defend, indemnify and hold each of the Indemnified Parties harmless from and against any and all Claims arising from any intentional act of Tenant or any of Tenant’s officers, contractors, subcontractors, invitees, agents, representatives or employees with respect to (i) any investigation, monitoring, clean-up, containment, removal, storage or restoration work performed by Authority or a third party with respect to the use or placement of Hazardous Materials (of whatever kind or nature, known or unknown) on the Overall Premises or any other areas; (ii) any actual, threatened or alleged contamination by Hazardous Materials on the Overall Premises or any other areas; (iii) the disposal, release or threatened release of Hazardous Materials on the Overall Premises or any other areas that is on, from or affects the soil, air, water, vegetation, buildings, personal property, Persons or otherwise; (iv) any bodily injury, death or property damage with respect to the use or placement of Hazardous Materials on the Overall Premises or any other areas; or (v) any violation of any applicable Environmental Laws.

F.

Tenant agrees to defend, indemnify and hold each of the Indemnified Parties harmless from and against any and all Claims arising from any use, non-use or condition in, on or about, or possession, alteration, repair, operation, maintenance or management of, any aircraft, vehicle, mobile equipment or other property of Tenant or Sub-Tenant and any of Tenant’s or Sub-Tenant’s officers, contractors, subcontractors, invitees, agents, representatives or employees available for use on Airport premises.

G.

Tenant agrees to defend, indemnify and hold each of the Indemnified Parties harmless from and against any and all Claims arising from any representation or warranty made herein by Tenant or in any other agreement between Authority and Tenant being false or misleading in any material respect as of the date such representation or warranty was made.

H.

Tenant agrees to defend, indemnify and hold each of the Indemnified Parties harmless from and against any and all Claims arising from any lien, encumbrance or claim arising from the actions of Tenant or its failure to comply with any Applicable Laws.

I.	Tenant agrees to defend, indemnify and hold each of the Indemnified Parties harmless from and against any Claims arising from Tenant’s failure to comply with the Rules and Regulations.

J.

It is expressly understood and agreed that Tenant’s obligations under this Article XV shall survive the expiration or earlier termination of this Lease for any reason but shall not continue beyond the end of any statute of limitations.

ARTICLE XVI

INSURANCE

With no intent to limit Tenant’s liability under the indemnification provisions set forth above, once Tenant receives a Certificate of Occupancy, Tenant covenants to obtain and maintain in full force and effect during the Term of this Lease, and all extensions and amendments thereto, at least the following insurance. In the event any of the following insurance is written as "claims made" coverage and the Authority is required to be carried as an additional insured, then Tenant agrees to purchase policy period extensions so as to provide coverage to the Authority for a period of at least two years after the expiration or termination of this Lease. Prior to the receipt of a Certificate of Occupancy, Tenant shall obtain and maintain in full force the insurance listed in Exhibit F.

A.

Tenant shall obtain and maintain continuously in effect at all times while this Lease remains in force and effect, at its sole cost and expense, comprehensive aviation general liability insurance coverage (the “CAGL Coverage”), including products liability and hangar keepers, with coverage limits of not less than Five Million Dollars ($5,000,000) per occurrence, except Ten Million Dollars ($10,000,000) per occurrence and in the annual aggregate as respects to products liability coverage, that insures against claims, damages, losses and liabilities arising from bodily injury, death and/or property damage, including any such claims, damages, losses and liabilities arising from or relating to the operations or presence of Tenant at the Airport. The aggregate deductible amount under the insurance policy or policies providing the CAGL Coverage shall not exceed Fifty Thousand Dollars ($50,000) per occurrence or any higher amount (not to exceed Two Hundred and Fifty Thousand Dollars ($250,000), if necessary to obtain a suitable insurance policy. Each insurance policy providing the CAGL Coverage shall name Authority and its commissioners, officers and employees as additional insureds and shall provide that such insurance policy shall be considered primary insurance as to any other valid and collectible insurance or self-insured retention Authority may possess or retain. Any insurance coverage maintained by Authority shall be considered excess insurance only. Each insurance policy providing the CAGL Coverage shall provide contractual liability coverage under which the issuing insurance company agrees to insure (i) Tenant’s obligations under Article XVI hereof (other than Articles XVI.D. and XVI.E hereof) subject to policy terms, conditions, limitations and exclusions and (ii) any other liability that Tenant has under this Lease for which such insurance policy would otherwise provide coverage. Each insurance company issuing an insurance policy providing the CAGL Coverage shall be (a) admitted to do business in the State of Tennessee and rated not less than the Minimum Rating or (b) as otherwise approved by the Assistant Vice President of Risk Management of Authority. Such approval may be denied or withheld based upon an insurance company’s rating by the Rating Service or other indications of financial inadequacy, as determined in the sole discretion of the Chief Financial Officer of Authority.

B.

Tenant shall obtain and maintain continuously in effect at all times while this Lease remains in force and effect, at its sole cost and expense, automobile liability insurance coverage (the “Auto Coverage”), with a coverage limit of not less than Five Million Dollars ($5,000,000) per occurrence for vehicles used on the Premises and One Million Dollars ($1,000,000) per occurrence for vehicles used off the Premises, which insures against claims, damages, losses and liabilities arising from automobile-related bodily injury, death and/or property damage, including any such claims, damages, losses and liabilities arising from or relating to the Premises or the leasehold interest in and/or occupancy of the Premises by Tenant. The aggregate deductible amount under the insurance policy or policies providing the Auto Coverage shall not exceed Two Hundred Fifty Thousand Dollars ($250,000) per occurrence. Each insurance policy providing the Auto Coverage shall name Authority and its commissioners, officers and employees as additional insureds thereunder and shall provide that such insurance policy will be considered primary insurance as to any other valid and collectible insurance or self-insured retention Authority may possess or retain. Any insurance coverage maintained by Authority shall be considered excess insurance only. Each insurance policy providing the Auto Coverage shall provide contractual liability coverage under which the issuing insurance company agrees to insure (i) Tenant’s obligations under Article XVI hereof (other than Articles XVI.D. and XVI.E hereof) and (ii) any other liability that Tenant has under this Lease for which such insurance policy would otherwise provide coverage. Each insurance company issuing an insurance policy providing the Auto Coverage shall be (a) admitted to do business in the State of Tennessee and rated not less than the Minimum Rating or (b) as otherwise approved by the Assistant Vice President of Risk Management of Authority. Such approval may be denied or withheld based upon an insurance company’s rating by the Rating Service or other indications of financial inadequacy, as determined in the sole discretion of the Chief Financial Officer of Authority.

C.

Tenant shall obtain and maintain continuously in effect at all times while this Lease remains in force and effect, at its sole cost and expense, worker’s compensation insurance coverage (the “WC Coverage”) in accordance with statutory requirements and providing employer’s liability coverage with limits of not less than One Million Dollars ($1,000,000) for bodily injury by accident, One Million Dollars ($1,000,000) for bodily injury by disease, and One Million Dollars ($1,000,000) policy limit for disease, including any claims, damages, losses and liabilities arising from or relating to Tenant’s operations or presence at the Airport. Each insurance company issuing an insurance policy providing the WC Coverage shall be (i) admitted to do business in the State of Tennessee and rated not less than the Minimum Rating or (ii) as otherwise approved by the Assistant Vice President of Risk Management of Authority. Such approval may be denied or withheld based upon an insurance company’s rating by the Rating Service or other indications of financial inadequacy as determined in the sole discretion of the Chief Financial Officer of Authority.

D.

Tenant shall obtain and maintain continuously in effect at all times while this Lease remains in force and effect, at its sole cost and expense, pollution liability insurance coverage (the “Pollution Coverage”), with coverage limits of not less than Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) in aggregate, that insures against claims, damages, losses and liabilities arising from a discharge, dispersal, release or escape of any solid, liquid, gaseous or thermal irritant or contaminant, Hazardous Material, smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, medical waste and waste materials, into or upon land or any structure on land, the atmosphere or any watercourse or body of water that results from activities of Tenant or others for which Tenant is responsible, including any such claims, damages, losses and liabilities arising from or relating to Tenant’s operations or presence at the Airport. Policy limits may be achieved through either primary or excess insurance placements. The aggregate deductible amount under the insurance policy or policies providing the Pollution Coverage shall not exceed One Hundred Thousand Dollars ($100,000) per occurrence. Each insurance policy providing the Pollution Coverage shall name Authority and its commissioners, officers and employees as additional insureds thereunder and shall provide that such insurance policy shall be considered primary insurance as to any other valid and collectible insurance or self-insured retention Authority may possess or retain. Any insurance coverage maintained by Authority shall be considered excess insurance only. Each insurance policy providing the Pollution Coverage shall provide contractual liability coverage under which the issuing insurance company agrees to insure (i) Tenant’s obligations under Articles XVI.D and XVI.E. hereof and (ii) any other liability that Tenant has under this Lease for which such insurance policy would otherwise provide coverage. Each insurance company issuing an insurance policy providing the Pollution Coverage shall be (i) rated not less than the Minimum Rating or (ii) otherwise approved by the Assistant Vice President of Authority. Such approval may be denied or withheld based upon an insurance company’s rating by the Rating Service or other indications of financial inadequacy, as determined in the sole discretion of the Chief Financial Officer of Authority. Tenant may provide for reasonable limits of self-insurance against environmental risks. All amounts paid to Authority by Tenant on account of any self-insurance program shall be deemed insurance proceeds for purposes of this Lease. To the extent Tenant self-insures as to environmental liability, the protections afforded the Authority by Tenant shall be the same as if insurance were provided by a third-party insurer, and Tenant shall have all the obligations and liabilities of a third-party insurer hereunder (e.g., obligation to provide a defense.

E.

Tenant shall obtain and maintain continuously in effect at all times while this Lease remains in force and effect, at its sole cost and expense, property insurance coverage (the “PC Coverage”) with respect to all improvements on the Overall Premises (inclusive of the Initial Improvements) for one hundred percent (100%) of the insurable replacement value of the improvements on the Overall Premises with no co-insurance penalty, that provides (i) special form property insurance at least as broad as that provided by form CP 10 30 (© ISO Properties, Inc.), together with builder’s risk (with respect to the construction or alteration of or addition to Improvements during the Term) with any deductible in excess of Seventy Five Thousand Dollars ($75,000) to be approved by Authority, and (ii) ordinance and law coverage. Each insurance policy providing the PC Coverage shall name Authority as a co-loss payee and shall provide that such insurance policy shall be considered primary insurance as to any other valid and collectible insurance or self-insured retention Authority may possess or retain. Any insurance coverage maintained by Authority shall be considered excess insurance only. Each insurance company issuing an insurance policy providing the PC Coverage shall be (i) admitted to do business in the State of Tennessee and rated not less than the Minimum Rating or (ii) otherwise approved by the Chief Financial Officer of Authority. Such approval may be denied or withheld based upon an insurance company's rating by the Rating Service or other indications of financial inadequacy, as determined in the sole discretion of the chief financial officer of Authority.

F.

Tenant shall obtain and maintain continuously in effect at all times while this Lease remains in force and effect, at its sole cost and expense, excess liability insurance coverage (the “Umbrella Coverage”), with coverage limits of not less than Five Million Dollars ($5,000,000) per occurrence and Ten Million Dollars ($10,000,000) in aggregate, that provides additional insurance coverage for claims, damages, losses and liabilities which are insured under the CAGL Coverage, the Auto Coverage and the employer’s liability provisions of the WC Coverage, including any such claims, damages, losses and liabilities arising from or relating to Tenant’s operations or presence at the Airport. Policy limits may be achieved through either primary or excess insurance placements. Each insurance policy providing the Umbrella Coverage shall have no deductible and shall name Authority and its commissioners, officers and employees as additional insureds thereunder and shall provide that such insurance policy shall be considered primary insurance as to any other valid and collectible insurance or self-insured retention Authority may possess or retain. Any insurance coverage maintained by Authority shall be considered excess insurance only. Each insurance policy providing the Umbrella Coverage shall provide contractual liability coverage under which the issuing insurance company agrees to insure (i) Tenant’s obligations under Article XVI hereof (other than Articles XVI.D. and XVI.E hereof) and (ii) any other liability that Tenant has under this Lease for which such insurance policy would otherwise provide coverage. Each insurance company issuing an insurance policy providing the Umbrella Coverage shall be (a) admitted to do business in the State of Tennessee and rated not less than the Minimum Rating or (b) otherwise approved by the chief financial officer of Authority. Such approval may be denied or withheld based upon an insurance company’s rating by the Rating Service or other indications of financial inadequacy, as determined in the sole discretion of the Chief Financial Officer of Authority.

G.

For purposes of this Lease, the CAGL Coverage, the Auto Coverage, the WC Coverage, the PC Coverage, the Pollution Coverage, and the Umbrella Coverage are collectively referred to as the “Insurance Coverages”. Tenant agrees that each insurance policy providing any of the Insurance Coverages (i) shall not be altered, modified, cancelled or replaced without not less than thirty (30) days prior written notice from Tenant to Authority; (ii) shall provide for a waiver of subrogation by the issuing insurance company as to claims against Authority and its commissioners, officers and employees; (iii) shall provide that any “other insurance” clause in such insurance policy shall exclude any policies of insurance maintained by Authority and that such insurance policy shall not be brought into contribution with any insurance maintained by Authority; and (iv) shall have a term of not less than one year.

H.

Authority shall have the right to change the terms and required coverage amounts of any of the Insurance Coverages if such changes are recommended or imposed by Authority’s insurers as long as such insurance is available, so long as Authority agrees to reimburse Tenant for any increases in insurance premium costs resulting solely from any such change (except that Tenant shall be solely responsible for increases in premium costs resulting from any changes to the requirements for the Insurance Coverages that are reasonably required as a result of relevant insurance market conditions or practices, increases in the CPI, or the requirements of present or future Applicable Laws). Tenant shall provide, prior to the Effective Date, one or more certificates of insurance which shall indicate that Tenant maintains the Insurance Coverages and that the insurance policy or policies referenced or described in each such certificate of insurance comply with the requirements of this Lease. Tenant shall give to Authority written notice of the, cancellation or non-renewal or if coverage limits decrease below the minimums required in this Lease for each such insurance policy not less than thirty (30) days prior to the effective date of the expiration or earlier cancellation of such insurance policy. Upon receipt of a request from Authority, Tenant also agrees to make copies of any or all of the insurance policies providing the Insurance Coverages available for the Authority to view, at the Overall Premises. The certificate(s) of insurance provided by Tenant to evidence the WC Coverage shall specifically certify that the insurance policy or policies which provide the WC Coverage cover Tenant’s activities in the State of Tennessee.

I.

If Tenant shall at any time fail to obtain or maintain any of the Insurance Coverages, Authority may take, but shall not be obligated to take, all actions necessary to effect or maintain such Insurance Coverages, and all monies expended by it for that purpose shall be reimbursed to Authority by Tenant upon demand therefor or set-off by Authority against funds of Tenant held by Authority or funds due to Tenant. Tenant hereby grants, approves of and consents to such right of set-off for Authority. If any of the Insurance Coverages cannot be obtained for any reason, Authority may require Tenant to cease any activity on the Overall Premises until all Insurance Coverages are obtained.

J.

The term “Rating Service” shall mean A.M. Best Company, or, if A.M. Best Company no longer exists or discontinues its rating of insurance companies, such alternative rating service for insurance companies as determined in the sole discretion of the Chief Financial Officer of Authority. The term “Minimum Rating” shall mean a rating (if A.M. Best Company is the Rating Service) of A- (Financial Size: X) based upon the criteria for financial strength and financial size ratings utilized by A.M. Best Company on the Effective Date, or such equivalent rating (if A.M. Best Company is not the Rating Service or if A.M. Best Company subsequently revises its criteria for financial strength and financial size ratings) as determined in the sole discretion of the Chief Financial Officer of Authority.

K.	It is expressly understood and agreed that the minimum limits set forth in the Insurance Coverages shall not limit the liability of Tenant for its acts or omissions as provided in this Lease.

ARTICLE XVII

DAMAGE AND DESTRUCTION

A.

Except as hereinafter provided, if, during the Term, any of the improvements on the Overall Premises shall be damaged or destroyed by fire or any other casualty not due to the Authority’s gross negligence or willful misconduct, Tenant shall thereafter use commercially reasonable efforts commence and diligently prosecute to completion, at Tenant’s sole expense, the repair or rebuilding of the improvements on the Overall Premises or such portion thereof which was damaged, in a good and workmanlike manner using materials of first grade and quality, to the condition of the improvements on the Overall Premises or such portion thereof at the time of such fire or other casualty. Notwithstanding the foregoing, however, in the event the improvements on the Overall Premises are damaged or destroyed at any time during the final three Lease Years of the Initial Term or any time during the Extension Term or the Second Extension Term, and if either (i) the cost to repair or replace the improvements on the Overall Premises, as estimated by a contractor, architect or other construction consultant selected by Tenant and approved by Authority, exceeds fifty percent (50%) of the full replacement value of all improvements located on the Overall Premises, or (ii) such repair and replacement cannot reasonably be completed within one hundred eighty (180) days after the date of the damage or destruction, as estimated by a contractor, architect or other construction consultant selected by Tenant and approved by Authority, then Tenant may terminate this Lease upon such date as is set forth in a notice given to Authority within thirty (30) days after the date of the damage or destruction; provided, however, that the date of termination shall be no less than five and no more than sixty (60) days after the effectiveness of such notice and in no event shall Tenant terminate this Lease upon the occurrence of damage or destruction of the improvements on the Overall Premises unless (a) it has maintained the PC Coverage in the manner required by Article XVI.E. hereof and (b) it pays over to Authority all insurance proceeds from such PC Coverage and the amount of any deductible or self-insurance retention amount with respect to such PC Coverage. Unless this Lease is so terminated, Tenant shall proceed with repair or rebuilding as required by this Article XVII and in accordance with the requirements of Article IV hereof and Authority shall make the net insurance proceeds of such PC Coverage payable with respect to such fire or other casualty available to Tenant on a commercially reasonable basis to pay the costs of such repair and rebuilding, and all costs of such repair or rebuilding in excess of the net insurance proceeds shall be paid by Tenant. There shall be no abatement of Rent during the period of such repair or rebuilding.

B.

In no event shall Authority be liable for any loss or damage sustained by Tenant by reason of any casualty to the Overall Premises except to the extent such loss or damage arises from the gross negligence or willful misconduct of Authority and / or its employees, contractors, and agents.

ARTICLE XVIII

TERMINATION BY AUTHORITY AND CONDEMNATION

A.

Authority hereby gives Tenant notice that during the term of this Lease, it may become necessary for Authority to terminate this Lease as to some part of or the entire Overall Premises for Airport modification and/or expansion in order to adequately provide airport facilities and air service. Authority shall have the right to terminate this Lease at any time after eight (8) years from the Effective Date of the Lease in the event the Board of Commissioners of Authority shall determine, by resolution adopted in an open meeting at which Tenant shall be afforded an opportunity to be heard, that the Overall Premises, or portion thereof, are necessary for Airport modification or expansion. Authority shall give Tenant at least eighteen (18) months’ notice to vacate the Overall Premises, or the affected portion thereof. In the event of such termination, Tenant shall have no liability for the payment of Rent for the remainder of the term of this Lease with respect to the portion of the Overall Premises so vacated. Tenant shall surrender the Overall Premises and any improvements constructed thereon at the expiration of said eighteen (18) months’ notice and shall be compensated by Authority based on a determination by a qualified appraiser (who shall be agreed upon by the parties) of the fair market value of improvements (excluding any fixtures or finishes) owned by Tenant at the time of termination. If, in the sole opinion of Tenant, any portion of the Overall Premises not terminated by Authority is no longer useful to Tenant for the purposes described in this Lease, Tenant shall have the right to terminate this Lease. A resolution duly enacted by the Board of Commissioners of Authority shall be conclusive evidence that said property or properties are needed for airport modification or expansion. The parties hereto further covenant and agree that Authority reserves the right to further develop or improve the Airport as it may see fit, regardless of the desires or view of Tenant and without interference or hindrance.

B.

In the event all of the Overall Premises is taken by a “Condemning Party” through the exercise of the power of eminent domain, or is conveyed to a Condemning Party by a negotiated sale in lieu of a taking by exercise of the power of eminent domain, then this Lease shall terminate as of the date of such taking or conveyance. If a portion of the Overall Premises is so taken or conveyed such that the remainder of the Overall Premises cannot be rebuilt or restored such that, upon completion, Tenant may again use the Overall Premises in substantially the same manner as prior to such taking or conveyance, as reasonably determined by Authority and Tenant, then Tenant may terminate this Lease by giving Authority written notice within thirty (30) days of such taking or conveyance, and such termination shall be effective as of the effective date of such notice.

C.

If a portion of the Overall Premises is so taken or conveyed to a Condemning Party and this Lease is not terminated pursuant to Article XVIII.B above, this Lease shall terminate only with respect to the portion of the Overall Premises so taken or conveyed and the Base Rent shall be adjusted proportionately on the basis of the square footage of the Overall Premises taken or conveyed. There shall be an abatement of Rent during any period of restoration of the Initial Improvements or Overall Premises resulting from such taking or conveyance in lieu thereof.

D.

In the event of any taking or conveyance in lieu thereof as described in Article XVIII.B. & C. above, any Award therefor shall be paid over in the following manner and order of priority: First, to Authority to the extent of the value of the Overall Premises taken, assuming for the purpose of valuing the Overall Premises in such event that it was subject to this Lease but unimproved; Second, (i) if this Lease is not terminated, to Tenant to the extent required for the repair or restoration of the Initial Improvements, or (ii) if this Lease is terminated, to Tenant to the extent Tenant is entitled to compensation therefor under the Applicable Laws of the State of Tennessee; and Third, any balance of the Award shall be paid to Authority.

E.

As used in this Article XVIII, the term “Award” shall mean the aggregate of all amounts awarded or consideration paid in one or more proceedings to any party or parties for any purpose as a result of the taking or conveyance in lieu thereof of all or any part of the Overall Premises and shall include all amounts awarded for actual taking, inverse condemnation, demolition, removal or restoration, consequential damages, leasehold value or loss of rent, reduced by the costs, if any, of obtaining any such Award, including reasonable attorneys’ fees.

F.

In the event any condemnation proceeding affecting the Overall Premises is commenced, Authority and Tenant shall each promptly send to the other copies of any notices, settlement offers, pleadings, or other documents that may be received by either of them with respect to such proceeding. Tenant shall have the right to attend, offer proof and otherwise participate in any hearing or other court action with respect to such proceeding, but Authority shall retain the ultimate control of any such proceeding and the actions taken therein.

ARTICLE XIX

ASSIGNMENT AND SUBLETTING

Except as otherwise provided herein, Tenant shall not assign this Lease in whole or in part or sublet all or any part of the Overall Premises without the prior written consent of Authority, which consent shall not be unreasonably withheld, conditioned or delayed. In the event of any permitted assignment or subletting, Tenant shall remain liable for all of its obligations hereunder (except in the event of an assignment to a Subsidiary or Affiliate of Tenant or to a third party acquiring all or substantially all of Tenant’s assets allocable to its operation at the Airport and where Authority has vetted and approved the financial stability of such assignee as determined in Authority’s sole discretion) and, in the case of any permitted assignment, the assignee shall assume all of Tenant’s obligations under this Lease (with respect to the part of the Overall Premises subject to the assignment) and shall be bound to comply with all of the terms and provisions of this Lease, and Tenant and such assignee shall be jointly and severally liable for the performance of Tenant’s covenants and agreements under this Lease (except in the event of an assignment to a Subsidiary or Affiliate of Tenant or to a third party acquiring all or substantially all of Tenant’s assets allocable to its operation at the Airport and where Authority has vetted and approved the financial stability of such assignee as determined in Authority’s sole discretion). Tenant shall be responsible for payment of all of Authority’s actual, third party costs and expenses, including reasonable attorneys’ fees and expenses, incurred in reviewing any proposed assignment hereunder. Any attempted assignment in violation of this Article XIX shall be null and void at Authority’s option. Notwithstanding the foregoing, the subleasing or licensing by Tenant of office, hangar and maintenance space for the storage of general aviation aircraft and personnel shall not require consent hereunder. However, Tenant shall provide a list of such subleases for office, hangar and maintenance space to the Authority within ten (10) business days of the execution of any such sublease.

ARTICLE XX

DEFAULT AND REMEDIES

A.	Any of the following occurrences or acts shall constitute an event of default (an “Event of Default”) under this Lease:

(1)	If Tenant shall:

(a)

Fail to pay any Rent under this Lease as and when required to be paid by Tenant hereunder and such failure shall continue for a period of 30 Days following Tenant’s receipt of written notice from Authority of such failure to pay Rent; or

(b)

Fail to pay any Additional Rent or other charge under this Lease as and when required to be paid by Tenant hereunder and such failure shall continue for a period of 30 days for the payment of any such Additional Rent or other charge) following Tenant’s receipt of written notice from Authority of such failure to pay Additional Rent or other charge; or

(c)	Fail to provide any insurance coverage as and when required by this Lease; or

(d)	Fail to discharge any lien, encumbrance or charge upon the Overall Premises arising by, through or under Tenant as provided herein; or

(e)

Breach or fail to observe or perform any of its covenants, agreement or obligations hereunder, other than those described in Articles XX.A.(1) (a), (b), (c) and (d) hereof, and such breach or failure shall continue for 30 days after notice from Authority to Tenant of such breach or failure; provided, however, that if any such breach or failure (i) is such that it cannot be cured or remedied within such 30-day period, (ii) does not involve the payment of any monetary sum, and (iii) does not place any rights or interest of Authority in immediate jeopardy and Authority is given additional security reasonably satisfactory to it to protect it from loss, all as determined by Authority in its sole discretion, then such breach or failure shall not constitute an Event of Default if corrective action is instituted by Tenant to the reasonable satisfaction of Authority within such 30-day period and diligently pursued until such breach or failure is corrected. If Tenant shall fail to correct or cure such breach or failure within such cure period, an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required; or

(2)

If Tenant (i) shall make an assignment for the benefit of creditors or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it, the Overall Premises or a substantial part of its assets; or (ii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or shall have had any such petition or application filed or any such proceeding commenced against it that is not dismissed within thirty (30) days of the filing or commencement thereof; or (iii) shall indicate, by any act or omission, its consent to, approval of or acquiescence to any such petition, application or proceeding or the appointment of a custodian, receiver or trustee for it, the Overall Premises or a substantial part of its assets; or (iv) shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of thirty (30) days or more; or

(3)

If a receiver, trustee or liquidator of Tenant or of all or substantially all of the assets of Tenant or of the Overall Premises or Tenant’s leasehold interest therein shall be appointed in any proceeding brought by Tenant, or if any such receiver, trustee or liquidator shall be appointed in any proceeding brought against Tenant and shall not be discharged within sixty (60) days after Tenant’s receipt of notice of such appointment, or if Tenant shall consent to or acquiesce in such appointment.

B.

Upon the occurrence of an Event of Default, Authority shall have the right to give Tenant notice of Authority’s termination of this Lease. Upon the effectiveness of such notice, this Lease and the estate hereby granted shall expire and terminate on the date set forth in such notice as fully and completely and with the same effect as if such date were the date herein fixed for the expiration of the Term, and all rights of Tenant hereunder shall expire and terminate, but Tenant shall remain liable as herein provided.

C.

In addition, upon the occurrence of an Event of Default, Authority shall have the immediate right, whether or not this Lease shall have been terminated pursuant to Article XX.B. hereof, to re-enter and repossess the Overall Premises by summary proceedings, ejectment or any other legal action or in any lawful manner Authority determines to be necessary or desirable, and the right to remove all Persons and property therefrom. No such re-entry or repossession of the Overall Premises shall be construed as an election by Authority to terminate this Lease unless a notice of such termination is expressly given to Tenant pursuant to Article XX.B. hereof, or unless such termination is decreed by a court or other governmental tribunal of competent jurisdiction.

D.

At any time or from time to time after the re-entry or repossession of the Overall Premises pursuant to Article XX.C. hereof, whether or not this Lease shall have been terminated pursuant to Article XX.B. hereof, Authority may attempt to re-let the Overall Premises for the account of Tenant in the name of Tenant or Authority or otherwise, for such term or terms and on such other conditions and for such uses as Authority, in its sole and absolute discretion, may in good faith determine. Authority may collect and receive any rent payable by reason of such re-letting and shall apply the same to reduce the obligations of Tenant hereunder.

E.

No termination of this Lease pursuant to Article XX.B. hereof or by operation of law or otherwise, and no re-entry or repossession of the Overall Premises pursuant to Article XX.C. hereof or otherwise, and no re-letting of the Overall Premises pursuant to Article XX.D. hereof or otherwise, shall relieve Tenant of its liabilities and obligations hereunder, all of which shall survive such termination, re-entry, repossession or re-letting.

F.

Authority may recover from Tenant all damages it may incur by reason of the occurrence of an Event of Default, including the cost of recovering the Overall Premises and the value at the time of termination of the excess, if any, of the amount of Rent and charges reserved in this Lease for the remainder of the Term over the then rental value of the Overall Premises for the remainder of the Term, with both figures being discounted to net present value using a discount rate that is equal to two percent (2%) above the then-current yield on U.S. Treasury securities with a maturity date approximately equal to the then-remaining Term. Authority may elect to keep this Lease in effect and recover monthly from Tenant an amount equal to the Base Rent and Additional Rent due less the amount, if any, of any rent that Authority may receive by re-letting the Overall Premises; provided, however, that nothing contained in this Article XX.F. shall be deemed to impose upon Authority any duty to re-let the Overall Premises.

G.

No right or remedy herein conferred upon or reserved to Authority is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder, and Authority shall also be entitled to all remedies now or hereafter existing by law, in equity or by statute.

H.

In the event either party hereto employs the services of an attorney to enforce the terms and provisions hereof, the prevailing party in any suit, action or proceeding shall be entitled to recover from the non-prevailing party its reasonable attorneys’ fees and all expenses and costs related to the enforcement of its rights hereunder.

I.

For purposes of this Lease, a “Business Day” shall mean each day other than a Saturday, a Sunday or any other legal holiday on which commercial banks in the State of Tennessee are authorized to close under Applicable Laws.

ARTICLE XXI

HOLDING OVER AND SURRENDER OF LEASED PREMISES

A.

If Tenant continues to hold and occupy the Overall Premises after the expiration or earlier termination of the Term, such holding over shall operate as an extension of this Lease on the same terms and conditions as herein provided, except for duration and except that the Base Rent payable hereunder during such holding over shall be paid monthly in advance in an amount equal to one hundred twenty five percent (125%) of the monthly installment of Base Rent payable during the final Lease Year of the Term. Tenant shall then be considered a Tenant-at-will, and Authority may terminate this Lease at any time.

B.

At the expiration or earlier termination of the Term, Tenant shall surrender the Overall Premises to Authority in substantially the same condition, order and repair as at the Effective Date, except for approved Initial Improvements, ordinary wear and tear, obsolescence and deterioration occurring on account of normal use and aging. Any leasehold or other improvements (including Initial Improvements approved by Authority), except for the Trade Fixtures to the extent provided herein, shall, at the expiration or earlier termination of the Term hereof, become the property of Authority without any compensation whatsoever to Tenant.

ARTICLE XXII

QUIET ENJOYMENT

Authority warrants to Tenant that Authority has full power and authority to enter into this Lease, and that Tenant shall have and enjoy full, quiet and peaceful possession of the Overall Premises during the Term, subject to the provisions of this Lease; taxes and other payments due on or with respect to the Overall Premises for the current year and subsequent years as described in Article XIII hereof; any state of facts that would be disclosed by an accurate survey of the Overall Premises or an independent inspection of the Overall Premises; any and all leases, easements, rights-of-way, encumbrances, conditions, covenants, restrictions, reservations and exceptions of record affecting the Overall Premises; all Applicable Laws; and the right of Authority, which Authority hereby reserves, to maintain, replace and repair underground utility lines and facilities located on the Premises on the Rent Commencement Date that serve adjacent property. Authority hereby agrees to use its best efforts not to unreasonably interfere with any business operations on the Premises in connection with such maintenance, replacement or repair of such underground utility lines and facilities. TENANT REPRESENTS AND CERTIFIES TO AUTHORITY THAT TENANT HAS MADE INSPECTIONS OF THE OVERALL PREMISES AND HAS DETERMINED THAT THE OVERALL PREMISES ARE SATISFACTORY FOR TENANT’S PURPOSES. WITHOUT LIMITING THE AUTHORITY’S OBLIGATIONS HEREUNDER, TENANT ACCEPTS THE OVERALL PREMISES “AS IS, WHERE IS” IN THEIR PRESENT CONDITION, WITHOUT WARRANTY OR REPRESENTATION BY AUTHORITY. TENANT HAS MADE SUCH DETERMINATION INDEPENDENTLY AND NOT IN RELIANCE ON ANY STATEMENTS OR REPRESENTATIONS OF AUTHORITY OR ANY AGENT REPRESENTING, OR HOLDING ITSELF OUT AS REPRESENTING, AUTHORITY. AUTHORITY SPECIFICALLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE XXIII

NOTICES

All notices, approvals, consents, requests, demands and other communications required or permitted by this Lease (individually, a “Notice”) must be in writing to be effective and personally delivered or sent by certified United States Mail, postage prepaid, or by a recognized delivery service that provides registered and verifiable shipment or air bill tracking and delivery record, with costs prepaid, to the addresses set forth below:

If to Tenant:	Sky Harbour
767 Fifth Avenue, 21st Floor
New York, NY 10153

with a copy to:	Sky Harbour
1480 Murfreesboro Pike
Nashville, TN 37217
Attention: General Manager

If to Authority:	The Metropolitan Nashville Airport Authority
One Terminal Drive, Suite 501
Nashville, Tennessee 37214-4114
Attention: Chief Legal Officer

with a copy to:	The Metropolitan Nashville Airport Authority
One Terminal Drive, Suite 501
Nashville, Tennessee 37214-4114
Attention: Commercial Development Department

The person and place to which a Notice is to be sent may be changed by a party hereto upon written notice to the other. A Notice shall be deemed received and effective on the date that is three days after the date on which the Notice is deposited in the United States Mail if sent by certified mail, or, if personally delivered, on the date such personal delivery is made. If a Notice is sent by a recognized delivery service, then the Notice shall be deemed received by the addressee on the date on which the signature receipt is recorded by such recognized delivery service. Authority shall send to any Approved Leasehold Mortgagee a copy of any Notice sent to Tenant by Authority hereunder that relates to a default by Tenant hereunder to an address of such Approved Leasehold Mortgagee provided to Authority in writing pursuant to Article XXXIV.A. hereof by such Approved Leasehold Mortgagee.

ARTICLE XXIV

WAIVER OF COVENANTS, ETC.

No waiver of any condition or covenant of this Lease shall be deemed to imply or constitute a further waiver of the same or any other like condition or covenant, and nothing herein contained shall be construed to be a waiver on the part of a party of any right or remedy in law or otherwise, and all of a party’s remedies herein provided for shall be deemed to be cumulative.

ARTICLE XXV

ESTOPPEL CERTIFICATES

At any time and from time to time, either party, on or before the date specified in a request therefor made by the other party, which date shall not be earlier than thirty (30) days from the making of such request, shall execute, acknowledge and deliver to the other a certificate stating (i) whether this Lease in is full force and effect; (ii) whether this Lease has been amended in any way and, if so, including any such amendments; (iii) whether, to the knowledge of such party, there are any existing Events of Default hereunder and specifying the nature thereof; (iv) the then-current Base Rent and the date to which Base Rent has been paid; and (v) such other facts with respect to this Lease or the Premises as Authority or Tenant may reasonably request. Each certificate delivered pursuant to this Article XXV may be relied on by any prospective purchaser, mortgagee or transferee of the Overall Premises or of Authority’s or Tenant’s interest hereunder.

ARTICLE XXVI

RESERVATION OF AVIGATION EASEMENT

Authority hereby reserves from the Overall Premises, for the use and benefit of itself, and its successors and assigns, and the operators, owners and users of aircraft of all types and for the public in general, a perpetual easement and right-of-way for the free and unobstructed flight and passage of aircraft (“aircraft” being defined for the purposes of this Lease as any contrivance now known or hereafter invented, used or designed for navigation of or flight in or through the air) by whomsoever owned or operated, in and through the airspace above, over and across the surface of the Overall Premises, together with the right to cause in such airspace such noise, vibration, odors, vapors, particulate, smoke, dust or other effects as may be inherent in the operation of aircraft for navigation of or flight or passage in and through such airspace, and for the use of such airspace by aircraft for approaching, landing upon, taking off from, maneuvering about or operating on the Airport. This easement is reserved upon and subject to the following terms and conditions:

A.

Tenant shall not hereafter plant or construct, cause or permit to be planted or constructed, or suffer to remain, upon the property any bush, shrub, tree, pole, fence, building, structure or other obstruction of any kind or nature whatsoever which extends, or which may at any time in the future extend, into the airspace above the Overall Premises to an elevation exceeding that prescribed in Part 77 of the FAA Regulations, 14 C.F.R. Chapter 1, as currently in effect and as the same may, from time to time, be amended, modified, superseded or replaced (the “FAA Regulations”).

B.

Authority and/or its authorized agents shall have the immediate and continuing right, as part of the rights herein granted, to enter upon the Overall Premises at any time and to remove therefrom, or in the alternative and at the sole option of Authority, to mark and light as obstructions to air navigation, any bush, shrub, tree, pole, fence, building, structure or other obstruction of any kind or nature whatsoever which extends into the airspace above the Overall Premises to an elevation exceeding that prescribed in the FAA Regulations, and Authority and/or its authorized agents shall have the right of ingress to, egress from and passage over the Overall Premises for the purpose of effecting and maintaining such clearance and of removing or of marking and lighting any and all such elevations. After Authority and/or its authorized agents have entered upon the Overall Premises and cleared it within the meaning of this Lease, Authority and/or its authorized agents shall thereafter have the immediate and continuing right to enter upon the Overall Premises and the continued, continual and continuing right to remove or mark and light any bush, shrub, tree, pole, fence, building, structure or obstruction of any kind or nature whatsoever extending up into the air space and above the Overall Premises to an elevation exceeding that prescribed in the FAA Regulations. Tenant shall not have the option of marking and lighting any such obstruction.

C.

Tenant shall not hereafter use, cause or permit to be used, or suffer use of, the Overall Premises so as (i) to cause electrical, electronic or other interference with radio, radar, microwave or other similar means of communications between Authority and any aircraft; (ii) to adversely affect or impair the ability of operators of aircraft to distinguish between regularly installed air navigation lights and visual aids and other lights serving the Airport; or (iii) to cause glare in the eyes of operators of aircraft approaching or departing the Airport, or to impair visibility in the vicinity of the Airport, or to otherwise endanger the approaching, landing upon, taking off from, maneuvering about or operating of aircraft on, above and about the Airport; provided, however, that, notwithstanding any contrary provision contained above, Tenant shall be permitted to construct and maintain such improvements and to utilize all lighting, exterior finishes, landscaping and building materials as shall have been submitted to and approved in writing by Authority.

D.

Tenant, for itself, its assigns, and legal representatives (the “Releasing Parties”), hereby expressly releases and forever discharges Authority and its commissioners, legal representatives, officers, assigns, associates, employees, agents and all others acting in concert with Authority, from any and all claims, debts, liabilities, obligations, costs, expenses, actions or demands, vested or contingent, known or unknown, whether in tort, contract or otherwise, which any of the Releasing Parties may now own or hold, or have at any time heretofore owned or held, or may hereafter at any other time own or hold, by reason of noises, vibration, odors, vapors, particulate, smoke, dust or other effects as may be inherent in the operation of aircraft caused or created by the flight or passage of aircraft in or through the airspace subject to the easement and right-of-way herein reserved.

ARTICLE XXVII

ENTRY

At any reasonable time, upon reasonable notice to Tenant except in the case of an emergency, Authority may (with and in the presence of a representative of Tenant, which Tenant agrees to have present and available at such time) enter the Overall Premises to show it to prospective purchasers and mortgagees and for the purpose of conducting any inspections Authority reasonably requires in connection with Authority’s duties and responsibilities as operator of the Airport and owner of the Overall Premises.

ARTICLE XXVIII

BINDING EFFECT

This Lease and the covenants and agreements of the parties hereunder shall be binding upon and inure to the benefit of Authority and its successors and assigns and Tenant and its successors and permitted assigns.

ARTICLE XXIX

MISCELLANEOUS PROVISIONS

The headings used in this Lease are inserted for convenience and are not to be considered in the construction of the provisions of this Lease. The word “Authority” means only the owner of the Overall Premises from time to time, and, in the event of any transfer of the Overall Premises by the owner thereof, the transferring owner of the Overall Premises shall be released from all covenants, agreements and conditions as the Authority hereunder and without further agreement between the parties, and the transferee owner of the Overall Premises shall be deemed to have assumed all covenants, agreements and conditions of Authority hereunder. Such transferee owner of the Overall Premises shall be subject to Tenant’s rights of use and possession under this Lease, so long as no Event of Default has occurred and is continuing hereunder. All exhibits referred to herein are attached hereto and made a part of this Lease. Bracketed provisions in the forms of instruments included in exhibits hereto shall be conformed and/or completed as appropriate for the execution versions thereof. This Lease and the exhibits hereto constitute the entire agreement of the parties with respect to the Overall Premises and all prior understandings and agreements relating to the subject matter hereof are hereby superseded. This Lease and all of the terms and conditions hereof shall be binding on and inure to the benefit of Tenant and its successors and assigns permitted pursuant to Article XVIII hereof. This Lease may not be amended or modified except by agreement in writing signed by both parties. Unless otherwise stated in this Lease, any notices, approvals, consents, requests, demands or other communications required or permitted by this Lease on behalf of the Authority may be executed or sent by the President and CEO, or his/her designee. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms, and personal pronouns may be read as masculine, feminine and neuter. References to statutes, regulations or ordinances are to be construed as including all provisions consolidating, amending or replacing the referenced statute, regulation or ordinance, and references to agreements and other contractual instruments shall be deemed to include all subsequent amendments to or changes in such agreements or instruments entered into in accordance with their respective terms. Use of the term “include” or “including” means to include or including without limitation.

ARTICLE XXX

PARTIAL INVALIDITY

In the event any clause, term or condition of this Lease shall be declared null and void, this Lease shall remain in full force and effect as to all other terms, conditions and provisions.

ARTICLE XXXI

GOVERNING LAW

This Lease shall be governed, construed and enforced in accordance with the laws of the State of Tennessee.

ARTICLE XXXII

TIME OF ESSENCE

Time is of the essence to this Lease and the obligations and requirements set forth herein.

ARTICLE XXXIII

RELATIONSHIP OF PARTIES

This Lease vests an estate for years in Tenant. Nothing herein contained shall cause the parties to be deemed or considered as partners or joint venturers in the operation of Tenant’s business or otherwise, nor shall either party be deemed to be the agent of the other except as may be herein specifically provided, and the sole relationship between the parties shall be that of Authority as Landlord and Tenant as Tenant.

ARTICLE XXXIV

MORTGAGE OF LEASEHOLD ESTATE

A.

With the prior consent of Authority, and subject to the terms and conditions of this Lease, Tenant may convey, pledge or encumber, by deed of trust, mortgage or similar instrument (the “Approved Leasehold Mortgage”), its leasehold interest in and to the Overall Premises in favor of a lender (the “Approved Leasehold Mortgagee”), and Tenant may assign this Lease as collateral security for such Approved Leasehold Mortgage. Any such Approved Leasehold Mortgage, and all rights under or relating thereto, shall be subject to each of the covenants, conditions and restrictions set forth herein, and to all rights of Authority hereunder. Tenant shall be responsible for payment of all of Authority’s costs and expenses, including reasonable attorneys’ fees and expenses, incurred in reviewing any proposed Approved Leasehold Mortgage hereunder. Only one Approved Leasehold Mortgage shall be permitted at any one time and such Approved Leasehold Mortgage shall not cross-collateralize or secure any other indebtedness of Tenant.

B.

If an Approved Leasehold Mortgagee shall give Authority notice of such Approved Leasehold Mortgagee’s interest in the Overall Premises and such notice shall contain the address to which notices to such Approved Leasehold Mortgagee are to be sent, Authority will thereafter send to such Approved Leasehold Mortgagee, at the address so given, and in the manner set forth in Article XXIII hereof, a copy of any notice of default which Authority may thereafter deliver or send to Tenant. Within the time permitted for the curing or commencing the curing of any default under this Lease, such Approved Leasehold Mortgagee, at its option, may pay any amount due or do any other act or thing required of Tenant by the terms of this Lease, and all amounts so paid or other acts so done by such Approved Leasehold Mortgagee shall be as effective to cure such default as the same would have been if paid or done by Tenant.

C.

An Approved Leasehold Mortgagee shall not become liable for Tenant’s obligations under this Lease unless and until such Approved Leasehold Mortgagee becomes the owner of the leasehold estate established hereby by foreclosure, assignment in lieu of foreclosure or otherwise, or if such Approved Leasehold Mortgagee gives notice to Authority that such Approved Leasehold Mortgagee will assume Tenant’s obligations under this Lease. An Approved Leasehold Mortgagee shall remain liable for the obligations of Tenant under this Lease only for so long as it remains the owner of the leasehold estate established hereby.

D.

If any default or event of default occurs under an Approved Leasehold Mortgage, the Approved Leasehold Mortgagee thereunder and Tenant shall immediately notify Authority of the same in writing, in the manner set forth in Article XXIII hereof.

E.

If a non-monetary default by Tenant under this Lease is susceptible of being cured by an Approved Leasehold Mortgagee only after such Approved Leasehold Mortgagee has obtained possession of the Overall Premises, then an Approved Leasehold Mortgagee shall have an additional period not to exceed thirty (30) days to cure a non-monetary default after obtaining possession of the Property; provided, however, that (i) such Approved Leasehold Mortgagee initiated all necessary actions to obtain possession of the Property, including the initiation of foreclosure proceedings under its Approved Leasehold Mortgage, within thirty (30) days after the earlier of the date on which such Approved Leasehold Mortgagee became aware of such non-monetary default or the date on which such Approved Leasehold Mortgagee received notice from Authority of such non-monetary default; (ii) such Approved Leasehold Mortgagee shall have pursued such actions with reasonable diligence; (iii) such Approved Leasehold Mortgagee, within any applicable cure period provided in this Lease, shall have paid all Rent and other sums then due to Authority under this Lease; and (iv) such Approved Leasehold Mortgagee shall have cured any other defaults by Tenant under this Lease that are susceptible of being cured by such Approved Leasehold Mortgagee without obtaining possession of the Overall Premises. Notwithstanding the foregoing, the rights granted to an Approved Leasehold Mortgagee in this Article XXXIV.A. shall not impair any right granted to Authority in this Lease (a) to perform any obligations under this Lease that Tenant is required, but fails, to perform, and (b) to obtain reimbursement from Tenant of Authority’s costs and expenses incurred in so performing and, subject to rights granted to an Approved Leasehold Mortgagee in Article XXXIV.A. hereof, to declare an Event of Default if Tenant fails so to reimburse within any applicable cure period.

F.	Nothing contained herein shall release Tenant from any of its obligations under this Lease that may not have been discharged or fully performed by an Approved Leasehold Mortgagee.

ARTICLE XXXV

SIGNAGE

At any time and from time to time during the Term, upon Authority’s prior consent, which consent may not be unreasonably delayed, conditioned or withheld, Tenant, at its sole cost and expense, may install signage on the Overall Premises so long as such signage complies with Authority’s published standards and all other Applicable Laws.

ARTICLE XXXVI

NONDISCRIMINATION AND GOVERNMENTAL MATTERS

A.	During the term of this Agreement:

(1)

The Tenant and its transferee agree to comply with pertinent statutes, Executive Orders and such rules as are promulgated to ensure that no person shall, on the grounds of race, creed, color, national origin, sex, age, or disability be excluded from participating in any activity conducted with or benefiting from Federal assistance.

This provision obligates the tenant/concessionaire/lessee or its transferee for the period during which Federal assistance is extended to the airport through the Airport Improvement Program.

In cases where Federal assistance provides, or is in the form of personal property; real property or interest therein; structures or improvements thereon, this provision obligates the party or any transferee for the longer of the following periods:

(a)

The period during which the property is used by the airport sponsor or any transferee for a purpose for which Federal assistance is extended, or for another purpose involving the provision of similar services or benefits; or

(b)	The period during which the airport sponsor or any transferee retains ownership or possession of the property.

(2)

Tenant covenants and agrees that (1) no person on the grounds of race, color, or national origin shall be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination in the use of said facilities, (2) that in the construction of any improvements on, over or under such land and the furnishing of services thereon, no person on the grounds of race, color, or national origin shall be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination, (3) that Tenant shall use the premises in compliance with all other requirements imposed by or pursuant to Title 49, Code of Federal Regulations, Department of Transportation, Subtitle A, Office of the Secretary, Part 21, Non-discrimination in Federally Assisted Programs of the Department of Transportation-Effectuation of Title VI of the Civil Rights Act of 1964, and as said Regulations may be amended.

(3)	Tenant agrees to comply with the additional terms and provisions set forth in Exhibit E.

B.

Nothing herein contained shall be deemed to grant Tenant any exclusive right or privilege within the meaning of Article 308 of the Federal Aviation Act of 1958, as amended (the “Federal Aviation Act”), in the conduct of any activity at the Airport, except that, subject to the terms and provisions hereof, Tenant shall have the rights with respect to the Premises under the provisions of this Lease.

C.

This Lease is subject and subordinate to the provisions of any agreement heretofore or hereafter made between Authority and the United States government relative to the operation or maintenance of the Airport, the execution of which has been required as a condition precedent to the transfer of federal rights or property to Authority for Airport purposes, or the expenditure of federal funds for the improvement or development of the Airport, including the expenditure of federal funds for the development of the Airport in accordance with the provisions of the Federal Aviation Act.

D.	Tenant certifies to the best of its knowledge and belief that:

(1)

No federally or state-appropriated funds have been paid or will be paid by or on behalf of Tenant to any Person for influencing or attempting to influence an officer or employee of any agency of the United States government or a member, officer or employee of the United States Congress, or an employee of a member of the United States Congress, in connection with the awarding of any federal contract, the making of any federal grant or loan, the entering into of any cooperative agreement, or the extension, continuation, renewal, amendment or modification of any federal contract, grant, loan or cooperative agreement; and

(2)

If Tenant has compensated or does compensate any Person for influencing or attempting to influence an officer or employee of any agency of the United States government, a member, officer or employee of the United States Congress, or any employee of a member of the United States Congress, in connection with any contract, grant, loan or cooperative agreement, then Tenant shall complete and submit to Authority, in accordance with its instructions, Standard Form LLL, “Disclosure of Lobbying Activities”; and

(3)

Tenant shall require that the language of this certification be included in the award documents for all sub-awards at all tiers (including subcontracts, sub-grants and contracts under grants, loans and cooperative agreements) and that all sub-recipients shall certify and make disclosures in accordance with this Article XXXVI.D.

E.	Tenant hereby agrees as follows:

(1)

Tenant will not discriminate against any employee or applicant for employment because of race, color, religion, sex, national origin, handicap or creed, and Tenant will take affirmative action to ensure that applicants are employed, and that employees are treated during employment, without regard to their race, color, religion, sex, national origin, handicap or creed, including action relating to employment; upgrading, demotion or transfer; recruitment or recruitment advertising; lay-off or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeships;

(2)	Tenant will post in conspicuous places, available to employees and applicants for employment, notices to be provided setting forth the provisions of Article XXXVI.A. hereof and this Article XXXVI.E.;

(3)

Tenant will, in all solicitations or advertisements for employees placed by or on behalf of Tenant, state that all qualified applicants will receive consideration for employment without regard to race, color, religion, sex, national origin, handicap or creed;

(4)

Tenant will send to each labor union or representative of workers with which it has a collective bargaining agreement or other contract or understanding, a notice to be provided advising such labor unions or workers’ representatives of Tenant’s commitments under this Article XXXVI.E. and will post copies of the notice in conspicuous places available to employees and applicants for employment;

(5)	Tenant will comply with all provisions of Executive Order 11246 of September 24, 1965, and of the rules, regulations and relevant orders of the United States Secretary of Labor;

(6)

Tenant will furnish all information and reports required by Executive Order 11246 of September 24, 1965, and by the rules, regulations and orders of the United States Secretary of Labor, or pursuant thereto, and will permit access to its books, records and accounts by the administering agency and the United States Secretary of Labor for purposes of investigation to ascertain compliance with such rules, regulations and orders;

(7)

In the event of Tenant’s noncompliance with the nondiscrimination requirements of this Lease, this Lease may be immediately canceled, terminated or suspended, in whole or in part, by Authority by providing notice of termination to Tenant, and Tenant may be declared ineligible for further government contracts or federally assisted construction contracts in accordance with procedures authorized in Executive Order 11246 of September 24, 1965, and such other sanctions may be imposed and remedies invoked as provided in Executive Order 11246 of September 24, 1965, or by rule, regulation or order of the United States Secretary of Labor, or as otherwise provided by law; and

(8)

Tenant will include the provisions of this Article XXXVI.E. in each of its subcontracts or purchase orders unless exempted by rules, regulations or orders of the United States Secretary of Labor issued pursuant to Article 204 of Executive Order 11246 of September 24, 1965, so that such provisions will be binding upon each subcontractor or vendor. Tenant will take such action with respect to any subcontract or purchase order as the administering agency may direct as a means of enforcing such provisions, including sanctions for noncompliance; provided, however, that in the event Tenant becomes involved in or is threatened with litigation by a subcontractor or vendor as a result of such direction by the administering agency, Tenant may request the United States to enter into such litigation to protect the interests of the United States.

F.

Tenant hereby represents and warrants that, as of the Effective Date, neither Tenant nor any officer, employee, representative or agent of Tenant has given or donated, or promised to give or donate, either directly or indirectly, to any official, employee or commissioner of Authority or to anyone else for its benefit, any sum of money or other thing of value to aid or assist in obtaining this Lease.

G.

Security Regulations.Tenant will comply with all security regulations established or amended, by but not limited to the Authority, Department of Homeland Security, Customs and border Protection, TSA and the FAA, and to take such steps as may be necessary or directed by Authority, including the installation of mandatory access control if accessing the AOA, to insure that sublessees, employees, invitees, and guests observe these requirements. If Authority incurs any fines and/or penalties imposed by the Federal Aviation Administration and/or the Transportation Security Administration, or any expense in enforcing the regulations of Federal Aviation Regulations Part 1542 and/or the Airport Security Program, as a result of the acts or omissions of Tenant, Tenant agrees to pay and/or reimburse all such costs and expense. Tenant further agrees to rectify any security deficiency as may be determined as such by Authority, the Federal Aviation Administration and/or the Transportation Security Administration. Authority reserves the right to take whatever action necessary to rectify any security deficiency as may be determined as such by Authority, the Federal Aviation Administration and/or the Transportation Security Administration, in the event Tenant fails to remedy the security deficiency.

ARTICLE XXXVII

FORCE MAJEURE

Except as provided below, any prevention, delay or stoppage attributable to strikes, lockouts, terrorism, labor disputes, civil commotion, fire or other casualty not caused directly or indirectly by a party hereto, and acts of God, will excuse the performance of that party for a period equal to the duration of the prevention, delay or stoppage; provided, however, that the foregoing provisions of this Article XXXVII will not apply to the obligations imposed with regard to Rent and other charges Tenant must pay in accordance with the terms of this Lease.

ARTICLE XXXVIII

INTEREST AND OTHER CHARGES

Notwithstanding any provision of this Lease to the contrary relating to the payment of interest, it is the intent of Authority and Tenant that Authority shall not be entitled to receive, collect, reserve or apply, as interest, any amount in excess of the maximum amount of interest permitted to be charged under Applicable Laws. In the event this Lease requires a payment of interest that exceeds the maximum amount of interest permitted to be charged under Applicable Laws, such interest shall not be received, collected, charged or reserved until such time as that interest, together with all other interest then payable, falls within the maximum amount of interest permitted to be charged under Applicable Laws. In the event Authority receives any such interest in excess of the maximum amount of interest permitted to be charged under Applicable Laws, Authority shall refund to Tenant the amount of such excess and, in such event, Authority shall not be subject to any penalties provided by Applicable Laws for contracting for, charging, reserving, collecting or receiving interest in excess of the maximum amount of interest permitted to be charged under Applicable Laws.

ARTICLE XXXVIX

GOVERNMENTAL REQUIREMENTS

The parties incorporate herein by reference all provisions lawfully required to be contained herein by any Governmental Authority. In the event that a Governmental Authority requires modifications or changes to this Lease as a condition precedent to the granting of funds for the improvement of the Airport, or otherwise, Tenant shall make or agree to such amendments, modifications, revisions, supplements or deletions of any of the terms, conditions or requirements of this Lease as may be reasonably required and any expenses resulting from such amendments, modifications, revisions, supplements or deletions shall be paid by Authority.

ARTICLE XL

EASEMENTS

Authority shall reasonably cooperate with Tenant in obtaining all necessary easements, rights or ways, utility feeds and conduit connections, permits and governmental and quasi-governmental approvals or consents reasonably necessary to develop the Initial Improvements on the Premises; provided, however, that this Article XL shall not create any express or implied obligation on the part of Authority to consent to or approve any easements, rights or ways, utility feeds or conduit connections that interfere with or impair Authority’s ownership, operation or development of the Airport or contravene any Applicable Laws applicable to the Airport, all as determined by Authority in Authority’s sole discretion.

ARTICLE XLI

BROKERS

Authority represents and warrants to Tenant that no Person is entitled to any real estate commission, finder’s fee or the like pursuant to any agreement or understanding with Authority with respect to this Lease. Tenant represents and warrants to Authority that no Person is entitled to any real estate commission, finder’s fee or the like pursuant to any agreement or understanding with Tenant with respect to this Lease. Tenant hereby indemnifies Authority and agrees to defend and hold Authority harmless from any liability, cost and expense (including reasonable attorneys’ fees), which may result from a breach of this warranty by Tenant.

ARTICLE XLII

RECORD RETENTION AND RIGHT TO AUDIT

Representatives of the Authority have the right to perform, or to have performed, audits of Tenant's books upon reasonable prior notice for the purpose of determining compliance with this Lease. Tenant shall keep its books and records available only as they pertain to Lessee's operation at the Airport for at least three (3) years after this Lease terminates. This provision does not affect the applicable statute of limitations.

ARTICLE XLIII

SURVIVAL OF PROVISIONS

The provisions of Articles VIII, IX, X, XI, XII, XIII, XIV, XV, XIX, and XXV hereof shall survive the expiration or earlier termination of this Lease.

ARTICLE XLIV

AUTHORTY TO EXECUTE

Tenant represents and warrants that Tenant has full and lawful authority to enter into and execute this Lease in its own capacity.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and date first written above.

AUTHORITY:

THE METROPOLITAN NASHVILLE
AIRPORT AUTHORITY

ATTEST:	APPROVED:

/s/ Amanda Farnsworth	/s/ A. Dexter Samuels
Amanda Farnsworth	A. Dexter Samuels, Ph.D.
Title: Secretary	Title: Chair

/s/ Douglas E. Kreulen
Douglas E. Kreulen, A.A.E.
President and CEO

APPROVED AS TO
FORM AND LEGALITY:	RECOMMENDED:

/s/ Theodore G. Morrissey	/s/ Margaret Martin
Theodore G. Morrissey, C.M.	Margaret Martin
Legal Counsel	Vice President, Chief Development Officer

TENANT:

NASHVILLE HANGARS LLC

ATTEST:

By:	By:	/s/ Tal Keinan

Name:	Name:	Tal Keinan

Title:	Title:	Authorized Signatory

STATE OF TENNESSEE	)
COUNTY OF DAVIDSON	)

Before me,                                                                , a notary public of the State and County aforesaid, personally appeared A. Dexter Samuels, Ph.D. with whom I am personally acquainted, and who, upon oath, acknowledged himself to be the Chairman of the Board of Commissioners of The Metropolitan Nashville Airport Authority, the within bargainor, a public corporation, and that he as such Chairman of the Board of Commissioners, being authorized so to do, executed the foregoing instrument for the purpose therein contained, by signing the name of the Authority by himself as Chairman.

Witness my hand and official seal at Nashville, Davidson County, Tennessee, this _____ day of _________________, 2020.

NOTARY PUBLIC
My Commission Expires:

[SEAL]

STATE OF <fill in>)

COUNTY OF <fill in>)

Before me,                                              , a notary public of the State and County aforesaid, personally appeared <insert signatory>, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged himself to be the <authorized signatory officer> of SkyWest Airlines, the within named bargainor, a Utah corporation, and that he/she as such corporate officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained.

Witness my hand and official seal at <insert City, County, and State>, this ____ day of _________________, 2019.

NOTARY PUBLIC
My Commission Expires:

[SEAL]

Exhibit A

To Lease Agreement

Depiction of the Overall Premises including proposed Initial Improvements

Exhibit B

To Lease Agreement

Rent Analysis

Exhibit C

To Lease Agreement

Form of Letter of Credit

STAND-BY, IRREVOCABLE
LETTER OF CREDIT NO.

STATED AMOUNT: US $

ISSUANCE DATE:

EXPIRY DATE:

BENEFICIARY:	The Metropolitan Nashville Airport Authority
One Terminal Drive, Suite 501
Nashville, Tennessee 37214

APPLICANT:

Ladies and Gentlemen:

____________________________ (the “Issuer”) hereby issues in favor of The Metropolitan Nashville Airport Authority (the “Beneficiary”), this Stand-by Irrevocable Letter of Credit No. ______ (the “Credit”), which is available by presentment of one or more drafts of the Beneficiary drawn at sight on the Issuer in the form of Exhibit A to this Credit, together with the appropriately completed Certificate as required herein, in an aggregate stated amount of _________________________________________________________ and ___/100 United States Dollars ($___________) (the “Stated Amount”).

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A draft of the Beneficiary upon this Credit shall be accompanied by an appropriately completed Certificate of the Beneficiary in the form of Exhibit B to this Credit, provided, however, that, on and after the date (the “Extension Deadline Date”) which is fifteen (15) days prior to the Expiry Date set forth above (such date, as it may be amended from time to time, is referred to as the “Expiry Date”), the draft of the Beneficiary shall be accompanied by an appropriately completed Certificate of the Beneficiary in the form of Exhibit C to this Credit (in lieu of a Certificate in the form of Exhibit B to this Credit). Such draft and Certificate shall be dated the date of presentation, and presentation thereof shall be made at any time during the Issuer’s business hours on a Business Day (as defined herein) at                                                                                                                                                                            . A draft submitted at or before 1:00 p.m., Central Time, on a Business Day shall be paid to the Beneficiary (or its designee) on the same Business Day, and a draft submitted after 1:00 p.m., Central Time, shall be paid to the Beneficiary (or its designee) on the next succeeding Business Day. The Issuer hereby agrees that a draft drawn under and in compliance with the terms of this Credit will be duly honored by the Issuer as provided herein if presented at such office on or before the Expiry Date. As used herein, “Business Day” means any day other than (i) a day on which banks located in Nashville, Tennessee are required or authorized by law or executive order to remain closed or (ii) a day on which the New York Stock Exchange is closed.

Except as otherwise expressly stated herein, this Credit is subject to the Uniform Customs and Practice for Documentary Credits, 2007 Revision, ICC Publication No. 600 (the “Uniform Customs”). This Credit shall be deemed to be made under the laws of the State of Tennessee, and shall, as to matters not governed by the Uniform Customs, be governed by and construed in accordance with the laws of the State of Tennessee.

By:
Name:
Title:

2

Appendix A

To Letter of Credit

FORM OF DRAFT

[Date]

To:

The undersigned beneficiary of Stand-by, Irrevocable Letter of Credit No. ______________ (the “Credit”) issued by                                                                         , hereby draws _____________________________________ United States Dollars ($___________) against the Credit.

THE METROPOLITAN NASHVILLE
AIRPORT AUTHORITY

By:
Name:
Title:

3

Appendix B

To Letter of Credit

CERTIFICATE

[Date]

The undersigned, The Metropolitan Nashville Airport Authority (the “Beneficiary”), is the beneficiary of Stand-by, Irrevocable Letter of Credit No. ______________ (the “Credit”) issued by                                                                          . The Beneficiary hereby certifies that an Event of Default, as defined as described in the Lease Agreement, dated as of ___________________, by and between the Beneficiary and _________________________, as it may have been amended or modified from time to time, has occurred and is continuing on the date hereof.

IN WITNESS WHEREOF, this Certificate has been duly executed on ___________________.

THE METROPOLITAN NASHVILLE
AIRPORT AUTHORITY

By:
Name:
Title:

5

Appendix C

To Letter of Credit

CERTIFICATE

[Date]

The undersigned, The Metropolitan Nashville Airport Authority (the “Beneficiary”), is the beneficiary of Stand-by, Irrevocable Letter of Credit No. ______________ (the “Credit”) issued by __________________________________________. The Beneficiary hereby certifies that, to the best of its knowledge, the date of this Certificate (and the accompanying draft against the Credit) is not more than fifteen (15) days prior to the Expiry Date of the Credit.

Capitalized terms used and not otherwise defined in this Certificate shall have the meanings assigned to them in the Credit.

IN WITNESS WHEREOF, this Certificate has been duly executed on ___________________.

THE METROPOLITAN NASHVILLE
AIRPORT AUTHORITY

By:
Name:
Title:

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Exhibit D

To Lease Agreement

Surveyor’s Certificate

I hereby certify to The Metropolitan Nashville Airport Authority that this survey was made on the ground under my supervision as per field notes and that the angular and linear measurements and all other matters shown hereon are correct. I further certify that this survey correctly shows the total area of the surveyed property in acres and in square feet; the exact dimensions and location of all buildings, structures and improvements, walkways, paved areas and parking areas; the exact relation of buildings, improvements and other structures to the property lines of the surveyed property indicated hereon; and the exact location of visible and recorded easements, building setback lines, and other matters of record affecting the surveyed property. I further certify that there are no encroachments of adjoining buildings or structures onto the surveyed property nor overlap of buildings or structures from the surveyed property other than as shown; that adequate ingress and egress to and from the surveyed property are provided by _________________________and ___________________________, as shown on the survey, the same being paved, dedicated public right-of-way(s) maintained by __________________________; and that the location of all buildings, improvements and other structures on the surveyed property is in accordance with all applicable laws containing minimum set-back provisions and covenants and restrictions of record. I further certify that all utility services required for the operation of the surveyed property either enter the surveyed property through adjoining public streets, or if they pass through or are located on adjoining private land, do so in accordance with valid public or private easements inuring to the owner of the surveyed property and its successors and assigns; that collection and disposal of all roof and surface drainage is via a storm drainage system which is permissible by ordinances or adjacent property owner’s agreements; that any discharge into streams, rivers or other conveyance systems is legally permissible; that the surveyed property does not serve any adjoining property for drainage, ingress and egress, or for any other purpose; and that the surveyed property does not lie within the 100-year flood hazard areas designated by the Federal Emergency Management Agency.

Dated:
Surveyor
Tennessee Registered Surveyor No.

Exhibit E

To Lease Agreement

TITLE VI

I.    Compliance with Non-Discrimination Requirements: During the performance of the Agreement, as amended from time to time (the “Amended Agreement”), Tenant, for itself, its assignees, and successors in interest (hereinafter referred to in this Exhibit E as the “contractor”), agrees as follows:

I.    Compliance with Regulations: The contractor (hereinafter in this Exhibit E includes consultants) will comply with the Title VI List of Pertinent Nondiscrimination Statutes and Authorities, as they may be amended from time to time, which are herein incorporated by reference and made a part of the Amended Agreement.

II.    Non-discrimination: The contractor, with regard to the work performed by it during the Amended Agreement, will not discriminate on the grounds of race, color, or national origin in the selection and retention of subcontractors, including procurements of materials and leases of equipment. The contractor will not participate directly or indirectly in the discrimination prohibited by the Acts and Regulations, including employment practices when the contract covers any activity, project, or program set forth in Appendix B of 49 CFR part 21.

III.    Solicitations for Subcontracts, Including Procurements of Materials and Equipment: In all solicitations, either by competitive bidding, or negotiation made by the contractor for work to be performed under a subcontract, including procurements of materials, or leases of equipment, each potential subcontractor or supplier will be notified by the contractor of the contractor’s obligations under the Amended Agreement and the Acts and Regulations relative to non-discrimination on the grounds of race, color, or national origin.

IV.    Information and Reports: The contractor will provide all information and reports required by the Acts and Regulations and directives issued pursuant thereto and will permit access to its books, records, accounts, other sources of information, and its facilities as may be determined by Authority or the Federal Aviation Administration to be pertinent to ascertain compliance with such Acts and Regulations and instructions. Where any information required of a contractor is in the exclusive possession of another who fails or refuses to furnish the information, the contractor will so certify to Authority or the Federal Aviation Administration, as appropriate, and will set forth what efforts it has made to obtain the information.

V.    Sanctions for Non-compliance: In the event of a contractor’s non-compliance with the non-discrimination provisions of the Amended Agreement, Authority will impose such contract sanctions as it or the Federal Aviation Administration may determine to be appropriate, including, but not limited to:

1.    Withholding payments to the contractor under the contract until the contractor complies; and/or

2.    Cancelling, terminating, or suspending a contract, in whole or in part.

VI.    Incorporation of Provisions: The contractor will include the provisions of paragraphs (a) through (e) above in every subcontract, including procurements of materials and leases of equipment, unless exempt by the Acts and Regulations and directives issued pursuant thereto. The contractor will take action with respect to any subcontract or procurement as Authority or the Federal Aviation Administration may direct as a means of enforcing such provisions including sanctions for non-compliance. Provided, that if the contractor becomes involved in, or is threatened with litigation by a subcontractor, or supplier because of such direction, the contractor may request Authority to enter into any litigation to protect the interests of Authority. In addition, the contractor may request the United States to enter into the litigation to protect the interests of the United States.

VII.    Operation of Facilities: The contractor for itself and its successors in interest and assigns, as a part of the consideration hereof, does hereby covenant and agree as a covenant running with the land that:

(i)         In the event facilities are constructed, maintained, or otherwise operated on the property described in the Amended Agreement for a purpose for which a Federal Aviation Administration activity, facility, or program is extended or for another purpose involving the provision of similar services or benefits, the contractor will maintain and operate such facilities and services in compliance with all requirements imposed by the Acts and Regulations (as may be amended) such that no person on the grounds of race, color, or national origin, will be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination in the use of said facilities; and

(ii)         In the event of breach of any of the above non-discrimination covenants, Authority will have the right to terminate the Amended Agreement and to enter, re-enter, and repossess said lands and facilities thereon, and hold the same as if the Amended Agreement had never been made or issued.

VIII.    Construction/Use/Access of Facilities: The contractor for itself and its successors in interest, and assigns, as a part of the consideration hereof, does hereby covenant and agree as a covenant running with the land that:

(i)         (1) no person on the ground of race, color, or national origin, will be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination in the use of said facilities, (2) in the construction of any improvements on, over, or under such land, and the furnishing of services thereon, no person on the ground of race, color, or national origin, will be excluded from participation in, denied the benefits of, or otherwise be subjected to discrimination, and (3) the contractor will use the premises in compliance with all other requirements imposed by or pursuant to the Acts and Regulations, as amended; and

(ii)         In the event of breach of any of the above non-discrimination covenants, Authority will have the right to terminate the Amended Agreement and to enter or re-enter and repossess said land and the facilities thereon, and hold the same as if said Amended Agreement had never been made or issued.

II.

Pertinent Non-discrimination Authorities:  During the performance of the Amended Agreement, the contractor agrees to comply with the following non-discrimination statutes and authorities, including but not limited to:

●	Title VI of the Civil Rights Act of 1964 (42 U.S.C. § 2000d et seq., 78 stat. 252), (prohibits discrimination on the basis of race, color, national origin);

●	49 CFR part 21 (Non-discrimination in Federally-Assisted Programs of The Department of Transportation—Effectuation of Title VI of The Civil Rights Act of 1964);

●

The Uniform Relocation Assistance and Real Property Acquisition Policies Act of 1970, (42 U.S.C. § 4601), (prohibits unfair treatment of persons displaced or whose property has been acquired because of Federal or Federal-aid programs and projects);

●	Section 504 of the Rehabilitation Act of 1973, (29 U.S.C. § 794 et seq.), as amended, (prohibits discrimination on the basis of disability); and 49 CFR part 27;

●	The Age Discrimination Act of 1975, as amended, (42 U.S.C. § 6101 et seq.), (prohibits discrimination on the basis of age);

●	Airport and Airway Improvement Act of 1982, (49 USC § 471, Section 47123), as amended, (prohibits discrimination based on race, creed, color, national origin, or sex);

●

The Civil Rights Restoration Act of 1987, (PL 100-209), (Broadened the scope, coverage and applicability of Title VI of the Civil Rights Act of 1964, The Age Discrimination Act of 1975 and Section 504 of the Rehabilitation Act of 1973, by expanding the definition of the terms “programs or activities” to include all of the programs or activities of the Federal-aid recipients, sub-recipients and contractors, whether such programs or activities are Federally funded or not);

●

Titles II and III of the Americans with Disabilities Act of 1990, which prohibit discrimination on the basis of disability in the operation of public entities, public and private transportation systems, places of public accommodation, and certain testing entities (42 U.S.C. §§ 12131 – 12189) as implemented by Department of Transportation regulations at 49 CFR parts 37 and 38;

●	The Federal Aviation Administration’s Non-discrimination statute (49 U.S.C. § 47123) (prohibits discrimination on the basis of race, color, national origin, and sex);

●

Executive Order 12898, Federal Actions to Address Environmental Justice in Minority Populations and Low-Income Populations, which ensures non-discrimination against minority populations by discouraging programs, policies, and activities with disproportionately high and adverse human health or environmental effects on minority and low-income populations;

●

Executive Order 13166, Improving Access to Services for Persons with Limited English Proficiency, and resulting agency guidance, national origin discrimination includes discrimination because of limited English proficiency (LEP). To ensure compliance with Title VI, contractor must take reasonable steps to ensure that LEP persons have meaningful access to contractor’s programs (70 Fed. Reg. at 74087 to 74100);

●	Title IX of the Education Amendments of 1972, as amended, which prohibits contractor from discriminating because of sex in education programs or activities (20 U.S.C. 1681 et seq).

Exhibit F

To Lease Agreement

Insurance during the Construction Phase

1)	Tenant shall obtain and maintain continuously in effect at all times while this Lease remains in force and effect, at its sole cost and expense, the following coverages during any construction:
a)

Commercial General Liability Insurance with a combined Bodily Injury and Property Damage limit of at least $1,000,000 per occurrence, $2,000,000 products and completed operations aggregate and $2,000,000 general aggregate.

b)	Comprehensive Automobile Liability Insurance covering use of all owned, non-owned and hired vehicles with Bodily Injury and Property Damage limit of at least $1,000,000 Combined Single Limit.
c)	Excess or Umbrella Liability Insurance in the amount of $3,000,000 per occurrence and in the aggregate.
d)	Builder’s Risk insurance covering the Overall Premises.
e)

Worker’s compensation insurance coverage (the “WC Coverage”) in accordance with statutory requirements and providing employer’s liability coverage with limits of not less than One Million Dollars ($1,000,000) for bodily injury by accident, One Million Dollars ($1,000,000) for bodily injury by disease, and One Million Dollars ($1,000,000) policy limit for disease, including any claims, damages, losses and liabilities arising from or relating to Tenant’s operations or presence at the Airport.

2)	Insurance is to be placed with insurers duly licensed or authorized to do business in the State of Tennessee and with an “A.M. Best” rating of not less than A- VIII.
3)	Tenant shall provide for a waiver of subrogation by the issuing insurance company as to claims against Authority and its commissioners, officers and employees on each policy.
4)

Each policy shall name Authority and its commissioners, officers and employees as additional insureds thereunder and shall provide that such insurance policy shall be considered primary insurance as to any other valid and collectible insurance or self-insured retention Authority may possess or retain. Any insurance coverage maintained by Authority shall be considered excess insurance only.